Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

ENVIROSOURCE HOLDINGS LLC

EI ACQUISITION CO.,

ENVIROSOURCE, INC.,

THE PRINCIPAL COMPANY STOCKHOLDERS NAMED HEREIN,

THE STOCKHOLDER REPRESENTATIVE NAMED HEREIN,

and

WELLSPRING CAPITAL PARTNERS III, L.P.

Dated as of September 23, 2004

(continued)

(continued)

(continued)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 23, 2004, is by and among Envirosource Holdings LLC, a Delaware limited liability company (“Parent”), EI Acquisition Co., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Envirosource, Inc., a Delaware corporation (the “Company”), the Company Stockholders named on Schedule I attached hereto and on the signature pages hereof who are signing this Agreement as of the date hereof (each, a “Principal Company Stockholder” and, collectively, the “Principal Company Stockholders”), GSC Recovery, Inc. (or any successor representative of the Company Stockholders, the “Stockholder Representative”), and Wellspring Capital Partners III, L.P., a New York limited partnership (“Guarantor”). Capitalized terms used in this Agreement are defined in Section 11.1 or in the applicable Section of this Agreement to which reference is made in Section 11.2.

RECITALS:

WHEREAS, the Board of Directors of Parent, the Board of Directors and the sole stockholder of Merger Sub and the Board of Directors of the Company have approved and declared advisable this Agreement and the transactions contemplated hereby, pursuant to which Parent will acquire the Company by means of a merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution hereof, the holder(s) of a majority of the outstanding shares of Company Common Stock has executed a written consent approving and adopting this Agreement (the “Company Stockholder Approval”); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease (the “Merger”). As a result of the Merger, the outstanding shares of capital stock of Merger Sub and the Company shall be converted or canceled in the manner provided in Article II of this Agreement, the separate corporate existence of Merger Sub shall cease and the Company shall be the surviving corporation following the Merger. The Company as the surviving corporation following the Merger is sometimes referred to herein as the “Surviving Corporation.”

1.2 Closing; Effective Time. The closing of the Merger (the “Closing”) shall take place at the offices of Morgan, Lewis & Bockius LLP, located at 101 Park Avenue, New York, New York, at 10:00 a.m. on a date to be specified by the parties which shall be the later of (a) two Business Days after satisfaction (or waiver) of the conditions set forth in Article VII (other than those conditions that by their nature will be satisfied or waived at the Closing) or (b) October 31, 2004; provided, however, the date provided in clause (b) may be extended to November 15, 2004 with the consent of the Company (which consent shall not be unreasonably withheld); provided, further, that another time and/or place may be agreed to in writing by Parent and the Company. The date upon which the Closing occurs is herein referred to as the “Closing Date.” Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and, as soon as practicable on or after the Closing Date, shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the later of such time as the Certificate of Merger is so filed or at such time as is set forth in the Certificate of Merger, if different, which time is hereinafter referred to as the “Effective Time.”

1.3 Effects of the Merger.

(a) At and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL.

(b) At the Effective Time, the Certificate of Incorporation of the Company as the Surviving Corporation shall be amended and restated in its entirety to read the same as the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that Article I of the Certificate of Incorporation of the Surviving Corporation shall read as follows: “The name of this corporation is Envirosource, Inc.” As so amended and restated, the Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation, until amended thereafter in accordance with applicable Law.

(c) At the Effective Time, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation (except that all references to Merger Sub in the Bylaws of the Surviving Corporation shall be changed to refer to Envirosource, Inc.), until amended thereafter in accordance with applicable Law.

(d) At the Effective Time, the directors and officers of the Company immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office until their respective death, permanent disability, resignation or removal or until their respective successors are duly elected and qualified, all in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation and applicable Law.

1.4 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title and interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the constituent corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either constituent corporation, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either constituent corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title and interest in, to and under any of the rights, privileges, powers, franchises, properties or assets of such constituent corporation and otherwise to carry out the purposes of this Agreement.

ARTICLE II

EFFECT ON CAPITAL STOCK; SURRENDER OF CERTIFICATES AND PAYMENT

2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any stockholder of the Company (each, a “Company Stockholder” and, collectively, the “Company Stockholders”) the following shall occur:

(a) Each share of common stock of the Company, par value $0.001 per share (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall be converted into the right to receive and become exchangeable for the Per Share Amount in cash, without interest thereon, as provided in Section 2.2 hereof. The aggregate Per Share Amounts payable to the Company Stockholders is referred to herein as the “Merger Consideration.”

The “Per Share Amount” is equal to the quotient obtained by dividing:

(A) an amount equal to (I) $225,000,000, minus (II) Net Indebtedness, minus (III) the aggregate amount of (1) all third party professional fees, costs and expenses incurred or to be incurred by the Company and its Subsidiaries prior to the Effective Time in connection with the transactions contemplated by this Agreement, for which the Company or any of its Subsidiaries have or may have liability or obligation, including those payable to Lehman Brothers Inc. and Weil, Gotshal & Manges LLP, and (2) any payment owing to John T. DiLacqua pursuant to Section 4.2 of the Amended and Restated Employment Agreement between the Company and John T. DiLacqua, dated

May 24, 2004 (collectively, the “Transaction Expenses”), minus (IV) the aggregate amount of (1) the aggregate “Appreciation Value” (as such term is defined in the Envirosource, Inc. 2001 Executives and Nonemployee Director Stock Appreciation Rights Plan, as amended (the “SARs Plan”)) payable to the participants of the SARs Plan as a result of the Merger in accordance with the terms thereof (collectively, the “SARs Payment”) and (2) any employer FICA taxes and the cost of pension or other fringe benefit obligations incurred or to be incurred by the Company or its Subsidiaries by reason of or in connection with the payment of the Appreciation Value to the participants of the SARs Plan; by

(B) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

The Company shall calculate the Per Share Amount and deliver a copy of such calculation, prepared by the Chief Financial Officer of the Company, to Parent on the second Business Day prior to the Closing Date as provided in Section 2.6. Neither the Surviving Corporation nor Parent shall be responsible for any Transaction Expenses not included in such calculation so delivered, and the Principal Company Stockholders shall, severally (as to each dollar) and not jointly in accordance with their respective Percentage Interest, be liable for any such amounts, and each of the Executing Stockholders and the Non-Executing Stockholders shall reimburse, based on its Pro Rata Interest, the Principal Company Stockholders for any such additional Transaction Expenses paid by the Principal Company Stockholders. For illustrative purposes only, set forth on Schedule 2.1(a) is a calculation of the estimated Per Share Amount (including an estimate of the Net Indebtedness, the Transaction Expenses and the SARs Payment) as if the Closing were held on the date hereof.

The following definition is used for purposes of this Section 2.1(a):

“Net Indebtedness” means, collectively, as of the close of business on the fifth Business Day prior to the Closing Date, with respect to the Company and its Subsidiaries, (i) all indebtedness for borrowed money (both long-term and short-term), plus (ii) all leases that have been recorded as capitalized leases, minus (iii) all cash, cash equivalents (which, for the avoidance of doubt, shall not include any deposits or payments in respect of estimated taxes), marketable securities and other liquid short-term investments, calculated on a consolidated basis.

(b) Each share of Company Common Stock issued and outstanding and owned by Parent, Merger Sub or any other Subsidiary of Parent and shares of Company Common Stock owned by the Company, if any, in each case not held on behalf of third parties (collectively, “Excluded Shares”), immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no cash, securities or other consideration shall be payable in respect thereof.

(c) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

(d) If between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or any similar event, the Per Share Amount and any other amounts payable pursuant to this Agreement shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or similar event.

2.2 Surrender of Stock Certificates and Payment.

(a) Prior to the Effective Time, Parent shall enter into an agreement (in form and substance reasonably satisfactory to the Company) with American Stock Transfer & Trust Co., or such other bank or trust company of recognized standing that may be designated by Parent and is reasonably satisfactory to the Company (the “Paying Agent”). As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent, for the benefit of the Company Stockholders (other than with respect to Excluded Shares), an amount in cash equal to the difference between (a) the Merger Consideration and (b) the Escrow Funds, payable pursuant to Section 2.1 as of the Effective Time in respect of the shares of Company Common Stock (other than Excluded Shares) (such cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Payment Fund”). The Paying Agent shall make all cash payments provided for in this Section 2.2 out of the Payment Fund and the Payment Fund shall not be used for any purpose other than as provided in this Section 2.2. At the direction of the Stockholder Representative, as of the Effective Time, Parent shall deposit, or cause to be deposited, a certain amount of the Merger Consideration (as provided below) with an escrow agent (the “Escrow Funds”) to be identified by the Stockholder Representative, and the Escrow Funds shall be held in escrow pursuant to an escrow agreement in form and substance satisfactory to the Stockholder Representative. The Stockholder Representative shall, no later than two Business Days prior to the Closing Date, advise Parent in writing of the amount of the Escrow Funds, which shall be determined as follows: to the extent that a beneficial owner of Company Common Stock (other than a Principal Company Stockholder) does not, on or prior to the second Business Day prior to the Closing Date, execute and deliver to the Stockholder Representative a reimbursement agreement (the “Reimbursement Agreement”) in form and substance acceptable to the Stockholder Representative (each, a “Non-Executing Stockholder”), which determination shall be made by the Stockholder Representative in its sole discretion, there shall be deposited as Escrow Funds on behalf of each such Non-Executing Stockholder an amount equal to $20,000,000 (which is equal to the Initial Cap plus the Initial Tax Cap) multiplied by such Non- Executing Stockholder’s Pro Rata Interest. Each beneficial owner of Company Common Stock who executes and delivers a Reimbursement Agreement to, and which is accepted by, the Stockholder Representative is referred to herein as an “Executing Stockholder.” The Escrow Funds shall be used to pay to the Principal Company Stockholders such Non-Executing Stockholder’s portion

(based on its Pro Rata Interest) of any indemnity payment to be made by the Principal Company Stockholders pursuant to the terms of, or as contemplated by, this Agreement and any other payment expressly provided by this Agreement (including payment of any additional Transaction Expenses and payment of the Stockholder Representative’s expenses pursuant to Section 10.2).

(b) As promptly as practicable after the Effective Time (and in no event later than two Business Days after the Effective Time), Parent shall cause the Paying Agent to mail to each holder of record of shares of Company Common Stock a letter of transmittal and instructions (which shall be in form and substance reasonably satisfactory to Parent and the Company and shall specify that delivery shall be effected, and risk of loss and title to shares of Company Common Stock shall pass, only upon proper delivery of the certificates representing shares of Company Common Stock (“Certificates”) or transfer of uncertificated shares of Company Common Stock (“Uncertificated Shares”) to the Paying Agent) for use in exchanging each share of Company Common Stock for the Per Share Amount less, if any, such holder’s pro rata share of the Escrow Funds, if any (the “Per Share Payment Amount”), payable in respect of each such share of Company Common Stock. Upon (x) surrender to the Paying Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, or (y) receipt of an “agent’s message” by the Paying Agent (or any other evidence that the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holder of such shares of Company Common Stock shall be entitled to receive in exchange therefor cash in an amount (subject to any applicable withholding Taxes) equal to the product of the number of shares of Company Common Stock represented by a Certificate or Uncertificated Shares and the Per Share Payment Amount, and the Certificate or Uncertificated Shares so surrendered shall forthwith be canceled.

(c) If any portion of the Per Share Payment Amount is to be paid to a Person other than the Person in whose name the surrendered Certificate or Uncertificated Share of Company Common Stock is surrendered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or, in the case of an Uncertificated Share, such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any and all Taxes required as a result of the payment to a Person other than the registered holder of the Certificate or Uncertificated Share or establish by evidence satisfactory to the Paying Agent that any such Taxes have been paid or are not payable. Until surrendered or transferred as contemplated by this Section 2.2, each Certificate and Uncertificated Share (other than Certificates or Uncertificated Shares representing Excluded Shares or Dissenting Shares) shall represent at all times after the Effective Time solely the right to receive, upon such surrender or transfer, in accordance with the terms hereof, the aggregate Per Share Payment Amount in respect of the Company Common Stock represented thereby.

(d) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of

Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the Company Stockholders shall cease to have any rights with respect to shares of Company Common Stock outstanding immediately prior to the Effective Time, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates or Uncertificated Shares presented to the Paying Agent or Parent for any reason shall be canceled and exchanged for the aggregate Per Share Payment Amount provided for, and in accordance with the procedures set forth in, this Article II.

(e) Any portion of the Payment Fund made available to the Paying Agent to pay for shares of Company Common Stock for which appraisal rights have been perfected shall be returned to Parent upon demand. Any portion of the Payment Fund that remains undistributed to the Company Stockholders for six months after the Effective Time shall be redelivered to the Surviving Corporation, or otherwise on the instruction of the Surviving Corporation, to Parent, and any Company Stockholders who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and Parent for the aggregate Per Share Payment Amount to which they are entitled pursuant to Section 2.1; provided, however, that the Surviving Corporation and Parent shall make other arrangements to ensure that holders of Company Common Stock shall, subject to any applicable withholding Taxes, be paid the portion of the Payment Fund to which they are entitled to the extent that either the Surviving Corporation or Parent is or would be unable to directly make such payments due to contractual obligations, applicable Laws or for other reasons. Any portion of the Payment Fund remaining unclaimed by Company Stockholders as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto. To the fullest extent permitted by applicable Law, neither Parent nor the Surviving Corporation shall be liable to any Company Stockholder for cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

2.3 Withholding Rights. Each of the Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Company Stockholder such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign Tax law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent.

2.4 Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by the Surviving Corporation or the Paying Agent, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation or Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate and the payment of any fee charged by the Paying Agent for such service, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the aggregate Per Share Payment Amount in cash to which the holder thereof is entitled pursuant to Section 2.1.

2.5 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders who have demanded and perfected appraisal rights for such shares of Company Common Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the applicable Per Share Payment Amount. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All shares of Company Common Stock held by stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their right to appraisal of such shares of Company Common Stock under the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the applicable Per Share Payment Amount in cash, without any interest thereon, to which such holder is entitled pursuant to Section 2.1, upon the surrender or transfer, in the manner provided in Section 2.2, of the corresponding Certificate or Uncertificated Share.

(b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

2.6 Payment of Indebtedness, SARs Payment and Transaction Expenses. On the second Business Day prior to the scheduled Closing Date, the Company shall deliver to Parent (i) a certificate signed by the Chief Financial Officer of the Company certifying (the “CFO Certificate”) as to (A) a schedule setting forth in reasonable detail the calculation of Net Indebtedness as of the scheduled Closing Date, (B) the list of Persons to whom Transaction Expenses are owed as of the scheduled Closing Date and the amount of each Transaction Expense as of such date and (C) the amount of the SARs Payment as of the scheduled Closing Date and the Persons whom are entitled to a portion of such SARs Payment and the amount and timing of such entitlements and (ii) a list of the accounts to which funds to pay any Indebtedness set forth on Schedule 2.6(a), any Transaction Expenses and any SARs Payment shall be wired. If the Closing does not occur on the scheduled Closing Date, the Company shall deliver an updated CFO Certificate with respect to the amounts as of any subsequently scheduled Closing Date. On or prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to, pay, subject to any applicable withholding Taxes, the Indebtedness set forth on Schedule 2.6 and the Transaction Expenses in accordance with the CFO Certificate. As of the Effective Time, Parent shall deposit, or cause to be deposited, the SARs Payment into a separate account in the name of the Surviving Corporation for the benefit of the participants of the SARs Plan immediately prior to the Effective Time (the “SARs Fund”). Parent shall cause the Surviving Corporation to, use the SARs Fund to pay for (i) the aggregate Appreciation Value, less applicable withholding Taxes, to which each participant of the SARs Plan immediately prior to the Effective Time is entitled in respect of such participant’s stock appreciation right under the SARs Plan, in each case in accordance with the terms of the CFO Certificate, and (ii) as identified in the CFO Certificate, any applicable withholding Taxes, employer FICA taxes and the cost of pension or other fringe benefit obligations incurred or to be incurred by the Company or its Subsidiaries by reason of or in connection with any SARs Payment.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as of the date hereof that the statements contained in this Article III are true and correct, except as noted in such representation or warranty as being set forth in the disclosure schedule dated and delivered as of the date hereof by the Company to Parent (the “Company Disclosure Schedule”), which is attached to this Agreement and is designated therein as being the Company Disclosure Schedule. The Company Disclosure Schedule shall be arranged in sections and subsections corresponding to, and each exception to a representation and warranty set forth therein shall be deemed to qualify, the specific numbered section(s) or subsection(s) of this Article III that is referenced or cross-referenced in the applicable exception set forth on the Company Disclosure Schedule.

3.1 Organization and Good Standing.

Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as currently proposed to be conducted, is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except for those jurisdictions where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. Section 3.1 of the Company Disclosure Schedule lists each jurisdiction in which the Company is qualified to do business as of the date hereof. The Company has furnished to Parent correct and complete copies of its certificate of incorporation and bylaws. The Company is not in default under its certificate of incorporation or bylaws.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 2,500,000 shares of Company Common Stock, of which 1,077,960 shares are issued and outstanding as of the date hereof, and (ii) 550,000 shares of preferred stock, of which no shares are issued and outstanding as of the date hereof. All issued and outstanding shares of Company Common Stock (collectively, the “Company Shares”) have been duly authorized and validly issued, are fully paid and nonassessable and are held of record by either The Depository Trust Company or GSC Recovery, Inc. (or its Affiliates). No shares of Company Common Stock are held by any Subsidiary of the Company. No shares of Company Common Stock are held in the Company’s treasury.

(b) (i) There are not issued, reserved for issuance or outstanding (A) any securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company or any of its Subsidiaries or (B) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or any obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any of its Subsidiaries and (ii) there are not any outstanding obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of its securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any of its securities. Neither the Company nor any of its Subsidiaries is a party to any stockholder agreement, voting agreement, voting trust or any such other similar arrangement with respect to the transfer or voting of, or other rights associated with, any such securities. As of the date hereof, there are no declared or accrued unpaid dividends with respect to any of the Company’s capital stock.

(c) None of the Company Shares were issued or have been transferred in violation of, or are subject to, any preemptive rights, rights of first offer or subscription agreements to which the Company is a party.

(d) Except as set forth in Section 3.2(d) of the Company Disclosure Schedule, the Company does not have any stock option plans or any outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights.

(e) The Company does not have outstanding any bonds, debentures, notes or other obligations or debt securities the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

3.3 Subsidiaries of the Company.

(a) Section 3.3(a) of the Company Disclosure Schedule contains a true and complete list of all of the Subsidiaries of the Company and sets forth with respect to each such Subsidiary the jurisdiction of formation, the authorized and outstanding capital stock of such Subsidiary and the owner(s) of record of such outstanding capital stock.

The outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid and nonassessable and are directly or indirectly owned by the Company or another Subsidiary of the Company free and clear of all liens, possessory rights, options, rights of first refusal, claims, charges, security interests, mortgages, pledges or encumbrances of any kind or other restrictions of any kind (collectively, “Liens”) and are free of any restrictions on the right to vote, transfer, sell or otherwise dispose of such capital stock or other equity interests.

(b) Other than the shares of capital stock set forth in the Company Disclosure Schedule, no Subsidiary of the Company has outstanding securities of any kind. No Subsidiary of the Company is party to an agreement obligating such Subsidiary, directly or indirectly, to issue any additional securities and there is no circumstance or condition that may give rise to a claim by any Person that such Person is entitled to acquire the securities of any such Subsidiary.

(c) No Subsidiary of the Company has outstanding any bonds, debentures, notes or other obligations or debt securities the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which the stockholders of such Subsidiary may vote.

(d) Other than the Subsidiaries set forth in Section 3.3(a) of the Company Disclosure Schedule or as set forth in Section 3.3(d) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company, directly or indirectly, owns any securities or other interest in any corporation, partnership, joint venture or other business association or entity.

(e) There are no obligations, contingent or otherwise, of the Company or any Subsidiary of the Company to make an investment (in the form of a loan, capital contribution or otherwise) in any entity other than the Company or any of its Subsidiaries.

3.4 Authority and Enforceability.

(a) The Company has all necessary corporate power and authority to enter into this Agreement, and, subject in the case of the consummation of the Merger to receipt of the Company Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject in the case of the consummation of the Merger to receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights and remedies generally, and (ii) as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) The affirmative vote or consent of the holders of a majority of the then outstanding Company Shares voting as a single class at a duly convened meeting of the Company Stockholders to adopt and approve this Agreement and the Merger, or by written consent of the Company Stockholders in lieu of such meeting, are the only votes or consents of the holders of any class of capital stock or other security necessary to adopt and approve this Agreement and the Merger.

(c) The Board of Directors of the Company has, by the unanimous vote of all directors then in office, duly adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the transactions contemplated hereby, (ii) directing that the adoption of this Agreement be submitted to the Company Stockholders and (iii) recommending that the Company Stockholders adopt this Agreement.

3.5 No Conflict; Authorizations.

(a) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby (in each case, with or without the giving of notice or lapse of time, or both) will not (i) violate the provisions of the Company’s or any of its Subsidiaries’ organizational documents, (ii) violate or conflict with, or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation or loss of rights, or require a consent to assignment, under any Contract (A) to which the Company or any of its Subsidiaries is a party, (B) of which the Company or any of its Subsidiaries is a beneficiary or (C) by which the Company or any of its Subsidiaries or any of their respective assets is bound, (iii) subject to the governmental filings and other matters referred to in Section 3.5(b), violate or conflict in any material respect with any Law, Authorization or Order applicable to the Company or any of its Subsidiaries, or (iv) result in the creation of any Liens (other than Permitted Liens) upon any of the assets owned or used by the Company or any of its Subsidiaries. Section 3.5(a) of the Company Disclosure Schedule sets forth all consents, waivers, assignments and other approvals and actions that are required in connection with the transactions contemplated by this Agreement under any Contract to which the Company or any of its Subsidiaries is a party (collectively, “Consents”) in order to preserve all rights of, and benefits to, the Surviving Corporation and its Subsidiaries thereunder.

(b) No Authorization of, registration, declaration or filing with, or notice to any Governmental Entity or other Person, is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the consummation of the Merger, other than (i) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (ii) the filing of the Certificate of Merger with the Secretary of State of Delaware and (iii) such other Authorizations, consents or approvals which if not obtained would not, individually or in the aggregate, have a Company Material Adverse Effect.

3.6 Financial Statements.

(a) Set forth in Section 3.6(a) of the Company Disclosure Schedule are true and complete copies of the Company’s audited consolidated financial statements consisting of the consolidated balance sheet of the Company and its Subsidiaries as of December 31 in each of the years 2002 and 2003 and the related consolidated statements of income, stockholders’ equity and cash flows, for each of the two years in the period ended December 31, 2003 (the “Audited Financial Statements”), and unaudited consolidated financial statements consisting of the balance sheet of the Company and its Subsidiaries as of June 30, 2004 and the related statements of income and cash flows for the six-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”).

(b) The Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis, subject, in the case of the Interim Financial Statements, to normal year-end adjustments and the absence of notes. Except as set forth in the notes thereto, the Financial Statements are based on the books and records of the Company and its Subsidiaries, and present fairly in all material respects, in accordance with GAAP, the consolidated financial position of the Company and its Subsidiaries as of the respective dates they were prepared and the results of the operations of the Company and its Subsidiaries for the periods indicated, subject, in the case of the Interim Financial Statements, to normal year-end adjustments and the absence of notes. The consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2003 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2004 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.”

3.7 No Undisclosed Liabilities. Except as set forth in Section 3.7 of the Company Disclosure Schedule, the Company and its Subsidiaries have no liabilities, obligations or debts of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”) that would be required by GAAP to be reflected in, or reserved against or otherwise described in the Balance Sheet (including the notes thereto) or the Interim Balance Sheet, except (a) those that are reflected or reserved against (i) in the Balance Sheet as of the Balance Sheet Date in accordance with GAAP, (ii) in the Interim Balance Sheet as of the Interim Balance Sheet Date in accordance with GAAP, and (b) those which have been incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date.

3.8 Accounts Receivable. The accounts receivable of the Company and its Subsidiaries as set forth in the Financial Statements or arising since the date thereof, to the extent not paid in full by the account debtor prior to the date hereof, (a) have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice, and (b) other than credits granted in the ordinary course consistent with past practice, are not subject to valid defenses, set-offs or counterclaims. The allowance for collection losses on the Interim Balance Sheet has been determined in accordance with GAAP consistent with past practice.

3.9 Taxes.

(a) As used in this Agreement, the following words and terms have the following definitions:

(i) “Tax” or “Taxes” means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers’ compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies, or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties (including, without limitation, penalties for failure to file Tax Returns and penalties imposed under Section 6662 of the Code or any similar provisions of state, local or foreign Tax law), additions to tax, or additional amounts with respect thereto. For the avoidance of doubt, (i) all penalties imposed with respect to the failure to timely file a complete and accurate Tax Return due prior to the Effective Date, including all required attachments and disclosures, shall be treated as penalties with respect to the Taxes required to be shown on such Tax Return and as Taxes due prior to the Closing Date and (ii) all penalties imposed under Section 6662 or any similar provisions of state, local or foreign Tax law shall be treated penalties with respect to the related Taxes and, where such related Taxes were required to be shown on Tax Returns due prior to the Effective Date, as Taxes due prior to the Closing Date.

(ii) “Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto or other required attachments, and including any amendment thereof.

(iii) “Taxing Authority” means any Governmental Entity having jurisdiction with respect to any Tax.

(iv) “Material Amount of Taxes” means an amount of Taxes exceeding $250,000.

(v) “Material Tax Return” means any Tax Return that, if properly completed, would reflect a tax liability, prior to application of estimated tax payments, tax credits or similar items, of at least $250,000.

(vi) “Material Amount of Income” or “Material Amount of Deductions” means an amount that equals or exceeds $250,000.

(b) Except as otherwise disclosed in Section 3.9(b) of the Company Disclosure Schedule:

(i) Each of the Company and its Subsidiaries has duly and timely filed (after giving effect to any valid extensions of time in which to make such filings) all Tax Returns required to have been filed by or with respect to the Company or such Subsidiary and will duly and timely file (after giving effect to any valid extensions of time in which to make such filings) all Tax Returns due (after giving effect to any valid extension of time in which to make such filings) on or before the Effective Date, except, in both cases, for such Tax Returns as in the aggregate would not reflect, if properly completed, and prior to the application of estimated tax payments, credits or similar items, a Material Amount of Taxes. Each such Tax Return was (or will be) correct and complete in all material respects. All Taxes owed by the Company or any Subsidiary of the Company for taxable periods ending on or before the date hereof (whether or not shown as due on any Tax Return) have been duly and timely paid and all other Taxes required to be paid by the Company or any of its Subsidiaries prior to the Closing Date have been or will be timely paid prior to the Closing Date, except for Taxes that, in the aggregate, do not constitute a Material Amount of Taxes. Each of the Company and its Subsidiaries has adequately provided for, in its books of account and related records (including, for periods through the Balance Sheet Date and the Interim Balance Sheet Date, the Balance Sheet and the Interim Balance Sheet, respectively) in accordance with GAAP, all liability for all unpaid Taxes for all periods (or portions thereof) through the date of this Agreement, including current Taxes not yet due and payable except for Taxes that, in the aggregate, do not constitute a Material Amount of Taxes.

(ii) Each of the Company and its Subsidiaries has withheld and timely paid all Taxes required to have been withheld and paid by it except for Taxes that, in the aggregate, do not constitute a Material Amount of Taxes and has complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

(iii) Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Material Tax Return, nor has the Company or any of its Subsidiaries made (or had made on its behalf) any request for such extension with respect to a Material Tax Return that has not yet been filed. Neither the Company nor any of its Subsidiaries has waived (or is subject to a waiver of) any statute of limitations in respect of any Tax which, together with all other Taxes in respect of which such a waiver has been made or which is subject to such a waiver, would constitute a Material Amount of Tax or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency related to a Tax that has not yet been paid and which, together with all other Taxes in respect of which such an extension has been agreed to or which are subject to such an extension, could reasonably be expected to constitute a Material Amount of Tax.

(iv) The Company Disclosure Schedule indicates those Material Tax Returns that have been audited and those Material Tax Returns that currently are the subject of audit. There is no Action now pending or, to the Knowledge of the Company, threatened against or with respect to the Company or any of its Subsidiaries in respect of any Tax or assessment or deficiency thereof which Action, (x) individually involves reasonably anticipated liabilities for Taxes in excess of $5,000 and (y) together with all other such Actions (as determined without regard to clause (x)), could reasonably be expected to involve a Material Amount of Tax. To the Company’s Knowledge, there are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or any of its Subsidiaries. The Company has delivered to Parent or its representatives correct and complete copies of all examination reports relating to, and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries since December 31, 2000, except for examination reports and statements of deficiencies that do not (x) individually involve reasonably anticipated liabilities for Taxes in excess of $5,000 and (y) in the aggregate, involve reasonably anticipated liabilities for a Material Amount of Taxes. All Tax Returns provided by the Company to Parent or its representatives are correct and complete copies of the Tax Returns that they purport to be.

(v) The Company Disclosure Schedule lists, as of the date of this Agreement, all jurisdictions in which the Company or any of its Subsidiaries currently files Tax Returns and the types of such Tax Returns filed, except for Tax Returns which, in the aggregate, would not reflect, if properly completed, and prior to the applications of estimated tax payments, credits or similar items, a Material Amount of Taxes. Since January 1, 2000, no written claim has been made by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that any of them is or may be subject to Tax by that jurisdiction. No issues have been raised in any Tax examination with respect to the Company or any of its Subsidiaries which, by application of similar principles, could reasonably be expected to result in liability for any Tax for any of the Company or any of its Subsidiaries for any period not so examined where such issues, together with all other such issues, could reasonably be expected to result in liability for a Material Amount of Tax.

(vi) Neither the Company nor any of its Subsidiaries has filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provisions of state, local or foreign income Tax Law). None of the assets or properties of the Company or any of its Subsidiaries constitutes tax-exempt bond financed property or tax-exempt use property within the meaning of Sections 168(g) and (h), respectively, of the Code. Neither the Company nor any of its Subsidiaries is a party to any “safe harbor lease” within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982 or to any long-term contract within the meaning of Section 460 of the Code.

(vii) Neither the Company nor any of its Subsidiaries has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. The Company is not a “foreign person” within the meaning of Section 1445 of the Code. Neither the Company nor any of its Subsidiaries is or will be subject to Section 999 of the Code as a result of having participated in or cooperated with any international boycott as defined in Section 999 of the Code prior to the Effective Time.

(viii) Neither the Company nor any of its Subsidiaries has agreed to or is required to make by reason of a change in accounting method or otherwise, or could be required to make by reason of a proposed or threatened change in accounting method or otherwise, any adjustment under Section 481(a) of the Code that could result in the payment of a Material Amount of Tax. Neither the Company nor any of its Subsidiaries has received (or is subject to) any private ruling from any Taxing Authority, has entered into (or is subject to) any closing agreement with a Taxing Authority, pursuant to Section 7121 of the Code or any comparable provision or has entered into any other agreement with a Taxing Authority, with respect to any Tax, where the matters addressed in such private ruling, closing agreement or other agreement could, in the aggregate, reasonably be expected to involve a Material Amount of Tax.

(ix) Except with respect to the October 2002 distribution of shares of Fairlane Management Company, neither the Company nor any of its Subsidiaries has been the “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the 5-year period ending as of the date of this Agreement. The October 2002 distribution of shares of Fairlane Management Company was not part of a “plan” or “series of related transactions” (each as defined for purposes of Section 355(e) of the Code) pursuant to which one or more persons acquired, directly or indirectly, stock representing a 50-percent or greater interest in the Company and was not part of a “plan” or “series of related transactions” (each as defined for purposes of Section 355(e) of the Code) that includes the transactions provided for in this Agreement or the acquisition of stock in any entity that was a “distributing corporation” or “controlled corporation” (as determined for purposes of Section 355(e) of the Code) in the October 2002 distribution of the shares of Fairlane Management Company representing a 50% percent or greater interest in such entity (as determined for purposes of Section 355(e) of the Code).

(x) No Subsidiary of the Company that is incorporated in a non-U.S. jurisdiction has, or at any time has had, an investment in “United States property” within the meaning of Section 956(c) of the Code. No Subsidiary of the Company is, or at any time has been, a passive foreign investment company within the meaning of Section 1297 of the Code; and neither the Company nor any of its Subsidiaries is a shareholder, directly or indirectly, in a passive foreign investment company. No Subsidiary of the Company that is incorporated in a non-U.S. jurisdiction is, or at any time has been, engaged in the conduct of a trade or business within the United States, or treated as or considered to be so engaged.

(xi) Since January 1, 1990, except with respect to the Company and its Subsidiaries and Fairlane Management Company and its Subsidiaries, neither the Company nor any of its Subsidiaries (x) has been a party to any Tax allocation or sharing agreement or Tax indemnification agreement or (y) has been a member of an affiliated, consolidated, combined or unitary group. Except between or among the Company and any of its Subsidiaries (as determined immediately prior to the Closing Date), neither the Company nor any of its Subsidiaries has any liability for or obligation to pay Taxes of any other Person under Treas. Reg. 1.1502-6 (or any similar provision of Tax Law), or as transferee or successor, by contract or otherwise. Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership, or other arrangement that is treated as a partnership for federal income Tax purposes.

(xii) The Company and its Subsidiaries will not be required, in the aggregate, to include a Material Amount of Income in, or exclude a Material Amount of Deductions from, taxable income for any Tax Returns due after the Effective Time as a result of any: (x) installment sale or open transaction disposition made on or prior to the Effective Time or (y) prepaid amount received on or prior to the Effective Time.

(xiii) Neither the Company nor any of its Subsidiaries is or has at any time since December 31, 1990 been subject to (x) the dual consolidated loss provisions of Section 1503(d) of the Code, (y) the overall foreign loss provisions of Section 904(f) of the Code or (z) the recharacterization provisions of Section 952(c)(2) of the Code. Neither the Company nor any of its Subsidiaries have any “non-recaptured net Section 1231 losses” within the meaning of Section 1231(c)(2) of the Code.

(xiv) The Company has not entered into any transaction that constitutes a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or a “potentially abusive tax shelter” within the meaning of Section 6112(b) of the Code or which is required to be disclosed under provisions of state law similar to Treasury Regulation Section 1.6011-4.

(xv) The Company Disclosure Schedule sets forth the following information with respect to the Company and each Subsidiary: (i) for each Subsidiary, with respect to income Taxes, the excess loss account, if any, that exists with respect to the stock of such Subsidiary as of January 1, 2004; (ii) with respect to income Taxes, the amount, as of the date hereof, of any deferred gain or loss arising out of any intercompany transactions as described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Tax Law) and identifying the transactions giving rise to such deferred gain or loss (and the associated amount thereof); and (iii) with respect to federal income Taxes, all federal income Tax elections of the Company and its Subsidiaries for taxable years beginning after December 31, 1990 that will require the Company or its Subsidiaries to include an amount in gross income for any Tax Returns due after the Closing Date.

(xvi) Neither the Company nor its Subsidiaries (nor the consolidated return group of which the Company is the common parent) is or has been required to include any amounts in income with respect to an excess loss account, if any, with respect to the shares of Envirosource Management Corporation.

(xvii) Neither the Company nor any of its Subsidiaries will be subject to any penalties or additions to tax as a result of filing federal income Tax Returns due after the Closing Date in a manner that reflects the federal income Tax elections of the Company and its Subsidiaries made prior to the Closing Date for Tax Returns due after December 31, 1990.

3.10 Compliance with Applicable Laws.

(a) Each of the Company and its Subsidiaries has complied with each, and is not in violation of, any applicable Law to which the Company or any of its Subsidiaries or its business, operations, assets or properties is subject, other than any failure to comply or violation that would not, individually or in the aggregate, have a Company Material Adverse Effect. This Section 3.10 does not relate to any matters with respect to Taxes, WARN or environmental matters, which are addressed solely in Section 3.9, Section 3.20 and Section 3.21, respectively.

(b) To the Company’s Knowledge, no event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) would reasonably be expected to result in a violation of, conflict with or failure on the part of the Company or any of its Subsidiaries to comply with, any Law, other than any violation, conflict or failure to comply that would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received written notice regarding any such violation of, conflict with, or failure to comply with, any Law.

3.11 Authorizations.

(a) Each of the Company and its Subsidiaries owns, holds, possesses or lawfully uses in the operation of its business all Authorizations which are necessary for it to conduct its business as currently conducted or for the ownership and use of the assets owned or used by the Company or such Subsidiary in the conduct of its business free and clear of all Liens (other than Permitted Liens), except for such Authorizations the failure of which to hold would not, individually or in the aggregate, have a Company Material Adverse Effect. Such Authorizations are valid and in full force and effect and none of such Authorizations will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement. All material Authorizations are listed in Section 3.1 l(a) of the Company Disclosure Schedule.

(b) To the Company’s Knowledge, no event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) would reasonably be expected to result in a violation of, conflict with, failure on the part of the Company or any of its Subsidiaries to comply with the terms of, or the revocation, withdrawal, termination, cancellation, suspension or modification of any material Authorization, other than any violation, conflict, failure to comply, revocation, withdrawal, termination, cancellation, suspension or modification that would not, individually or in the aggregate, have a Company Material Adverse Effect. Since January 1, 2001, neither the Company nor any of its Subsidiaries has received written notice regarding any violation of, conflict with, failure to comply with the terms of, or any revocation, withdrawal, termination, cancellation, suspension or modification of, any material Authorization. Neither the Company nor any of its Subsidiaries is in default, nor has the Company or any of its Subsidiaries received notice of any claim of default, with respect to any material Authorization, except for any defaults which would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c) No Person other than the Company or any of its Subsidiaries owns or has any proprietary, financial or other interest (direct or indirect) in any Authorization which the Company or any of its Subsidiaries owns, possesses or uses in the operation of its business as now conducted.

3.12 Title to Personal Properties.

(a) Section 3.12 of the Company Disclosure Schedule sets forth a complete and accurate list of all the personal properties and assets owned, leased or used by the Company or any of its Subsidiaries as of the date of this Agreement, with a net book value in excess of $250,000 as of September 20, 2004, specifying whether and by whom each such asset is owned or leased.

(b) Except as set forth in Section 3.12(b) of the Company Disclosure Schedule, with respect to personal properties and assets reflected as owned on the Interim Balance Sheet (other than those sold or disposed in the ordinary course of business since the date thereof), the Company or one of its Subsidiaries has good and valid title to all of such properties and assets, free and clear of all Liens other than Permitted Liens. “Permitted Liens” means (i) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefor; (ii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business; (iii) zoning, entitlement and other land use and environmental regulations by any Governmental Entity; (iv) title of a lessor under a capital or operating lease; and (v) such other imperfections in title, charges, easements, restrictions and encumbrances which would not result in a Company Material Adverse Effect.

(c) With respect to personal properties and assets that are leased, the Company or one of its Subsidiaries has a valid leasehold interest in such properties and assets and all such leases are, to the Knowledge of the Company, in full force and effect and constitute valid and binding obligations of the other party or parties thereto. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party thereto is in material violation of any of the terms of any such lease.

3.13 Condition of Tangible Assets. All buildings, plants, leasehold improvements, structures, facilities, equipment and other items of tangible property and assets which are owned, leased or used by the Company or any of its Subsidiaries and are material to the operation of the Company’s and its Subsidiaries’ business, taken as a whole, are in good operating condition and repair (subject to normal wear and tear) and are usable in the regular and ordinary course of business, and conform in all material respects to all Laws and Authorizations relating to their construction, use and operation.

3.14 Real Property.

(a) Section 3.14(a) of the Company Disclosure Schedule contains a true, correct and complete list of all material real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”). The applicable Company or its Subsidiary owns good and marketable title to the Owned Real Property in fee subject to no Liens except the Permitted Liens. Neither the Company nor any of its Subsidiaries has leased all or any part of any Owned Real Property.

(b) Section 3.14(b) of the Company Disclosure Schedule contains a true, correct and complete list of all real property and interests in real property leased by the Company or any of its Subsidiaries (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”). For purposes of this Agreement, Leased Real Property shall not include any real property subject to a lease, sublease, license or other right of access granted to the Company with respect to a customer site or any other site where the Company conducts its slag processing operations.

(c) With respect to Leased Real Property, the Company has delivered to Parent or its representatives a true, correct and complete copy of every lease, sublease, license, occupancy or other agreements (including, without limitation, any amendments and renewal letters and any other agreements with respect thereto) pursuant to which the Company or any Subsidiary of the Company is a party or by which any of them is bound (each, a “Real Property Lease”). The Company or one of its Subsidiaries has a valid leasehold estate regarding the Leased Real Property. No landlord or tenant under any Real Property Lease has exercised any option or right to cancel or terminate such Real Property Lease or shorten the term thereof, lease additional premises, reduce or relocate the premises demised by such Real Property Lease or purchase any property. Neither the Company nor its Subsidiaries are a party to any oral lease of real property.

(d) All rent, fees and other payments due under each Real Property Lease have been fully paid.

3.15 Intellectual Property.

(a) As used in this Agreement, “Intellectual Property” means all of the following intellectual property rights owned or used by the Company or any Subsidiary of the Company arising from or in respect of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon (collectively, “Patents”), (ii) all fictional business names, trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof (collectively, “Marks”), (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, “Copyrights”), (iv) discoveries, concepts, research and development, know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, procedures, designs, drawings, specifications, including customer lists, supplier lists, pricing and cost information, business and marketing plans and proposals of Company and any other trade secrets, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, “Trade Secrets”), and (v) any and all: (ww) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (xx) databases and complications, including any and all data and collections of data, whether machine readable or otherwise; (yy) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and (zz) all documentation including user manuals and other training documentation related to any of the foregoing.

(b) Section 3.15(b) of the Company Disclosure Schedule sets forth a true and complete list of all Patents, registered Marks, pending applications for registrations of any Marks and unregistered Marks, registered Copyrights, pending applications for registration of Copyrights, and Internet domain names owned or filed by Company or its Subsidiaries and used in connection with the business of the Company and its Subsidiaries as currently conducted.

(c) Except as set forth in Section 3.15(c) of the Company Disclosure Schedule, the Company or a Subsidiary of the Company is the owner (free and clear of all Liens (except Permitted Liens)) of, or has the right to use all Intellectual Property as is necessary in connection with the business of the Company and its Subsidiaries as currently conducted taken as a whole, except where the failure to own or have the right to use such Intellectual Property Rights would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Section 3.15(c) of the Company Disclosure Schedule, to the Company’s Knowledge, there are no restrictions on the direct or indirect transfer of any Intellectual Property or any interest therein.

(d) Except where the failure to take such steps to protect the Company’s and its Subsidiaries’ rights in and to the Intellectual Property and to prevent unauthorized use thereof by any Person would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have taken all reasonable steps to protect the Company’s and its Subsidiaries’ rights in and to the Intellectual Property and to prevent unauthorized use thereof by any Person, including, but not limited to (i) ensuring that each employee, consultant and independent contractor of the Company and its Subsidiaries who has contributed to the development of any such Intellectual Property has entered into a written non-disclosure and invention assignment agreement with the Company or such Subsidiary, and (ii) making any necessary filings and payments of maintenance fees or similar fees for all Patents, registered Marks, pending applications for registrations of any Marks, registered Copyrights, pending applications for registration of Copyrights, and Internet domain names owned or filed by Company or its Subsidiaries and used in connection with the business of the Company and its Subsidiaries as currently conducted.

(e) To the Company’s Knowledge, the Intellectual Property owned, used, practiced or otherwise commercially exploited by the Company or its Subsidiaries does not constitute an infringement, unauthorized use or misappropriation of any patent, copyright, trade mark, trade secret or other intellectual property right of any Person and does not infringe, constitute an unauthorized use of, or violate any other right of any Person (including pursuant to any non-disclosure agreements or obligations to which Company or its Subsidiaries or any of their present or former employees or consultants is a party).

(f) As of the date of this Agreement, neither the Company nor its Subsidiaries have been a party to any suit, action or proceeding which involves a claim of infringement, unauthorized use, or violation of any Intellectual Property used or owned by any Person against the Company or its Subsidiaries, or challenging the ownership, use, validity or enforceability of any Intellectual Property, nor, to the Company’s Knowledge, are there any facts or circumstances that would form the basis for any claim of infringement, unauthorized use, or violation by any Person against the Company and its Subsidiaries, or challenging the ownership, use, validity or enforceability of any Intellectual Property.

(g) Section 3.15(g) of the Company Disclosure Schedule sets forth a complete and accurate list of all written licenses, sublicenses and other agreements to which the Company and/or its Subsidiaries are a party (i) granting any other Person the right to use the Intellectual Property, or (ii) pursuant to which Company or its Subsidiaries are authorized to use any third party Intellectual Property, used in the business of Company as currently conducted, other than commercial off-the-shelf software (collectively, “Intellectual Property Licenses”). To the Company’s Knowledge, each Intellectual Property License is in full force and effect and neither Company nor its Subsidiaries are in default (and with the giving of notice or lapse of time or both, would not be in default) in any material respect under any license to use the Intellectual Property, except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Other than as listed in the Company Disclosure Schedule, there are no restrictions on the direct or indirect transfer of any Intellectual Property Licenses.

3.16 Absence of Certain Changes or Events. Since the Interim Balance Sheet Date to the date of this Agreement (with respect to the representation and warranty made as of the date of this Agreement) and to the Closing Date (with respect to the representation and warranty made as of the Closing Date):

(a) there has not been a Company Material Adverse Effect;

(b) neither the Company nor any of its Subsidiaries has amended or otherwise modified its organizational documents;

(c) neither the Company nor any of its Subsidiaries has declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of its securities;

(d) neither the Company nor any of its Subsidiaries has split, combined or reclassified any of its securities, or issued, or authorized for issuance, any securities;

(e) neither the Company nor any of its Subsidiaries has altered any term of any outstanding securities;

(f) except as set forth in Section 3.16(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has (i) increased or modified the compensation or benefits payable or to become payable to any of their respective current or former directors or salaried employees, (ii) increased or modified any bonus, severance, termination, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any of its current or former directors or salaried employees, or (iii) entered into any employment, severance or termination agreement;

(g) neither the Company nor any of its Subsidiaries has sold, leased, transferred or assigned any property or assets of the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice;

(h) neither the Company nor any of its Subsidiaries has incurred, assumed or guaranteed any Indebtedness, or modified the terms of any Indebtedness outstanding as of the Interim Balance Sheet Date;

(i) neither the Company nor any of its Subsidiaries has incurred any material Liability or created or assumed any Lien on any asset, except for Permitted Liens and Liens arising under lease financing arrangements existing as of the Interim Balance Sheet Date;

(j) neither the Company nor any of its Subsidiaries has made any loan, advance or capital contribution to, or investment in, any Person except for travel loans or advances in the ordinary course of business consistent with past practice;

(k) neither the Company nor any of its Subsidiaries has entered into any Material Contract, except in the ordinary course of business consistent with past practice and as disclosed to Parent;

(l) (i) no Material Contract has been modified, (ii) no rights under any Material Contract have been waived or accelerated and (iii) no Contract that would be required to be listed as a Material Contract pursuant to Section 3.17 if such Contract were in effect on the date hereof has been terminated or cancelled, except in the ordinary course of business consistent with past practice and as disclosed to Parent;

(m) there has not been any labor dispute, other than individual grievances;

(n) there has not been any material violation of or conflict with any Law to which the business, operations, assets or properties of the Company or any of its Subsidiaries are subject;

(o) neither the Company nor any of its Subsidiaries has agreed or entered into any arrangement to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Article III untrue or incorrect as of the date when made;

(p) there has not been any damage, destruction or loss with respect to the Real Property and assets of the Company or any of its Subsidiaries, whether or not covered by insurance, except for any damage, destruction or loss which would not, individually or in the aggregate, have a Company Material Adverse Effect;

(q) neither the Company nor any of its Subsidiaries has made any material change in accounting practices;

(r) neither the Company nor any of its Subsidiaries has made any Tax election, changed any of its methods of Tax accounting or settled any material claim for Taxes; or

(s) neither the Company nor any of its Subsidiaries has agreed, whether in writing or otherwise, to do any of the foregoing.

3.17 Material Contracts.

(a) Section 3.17 of the Company Disclosure Schedule contains a complete and accurate list of each existing Contract or series of related existing Contracts to which the Company or any of its Subsidiaries is a party or is subject, or by which any of their respective assets are bound:

(i) for the future purchase of materials, supplies, goods, services, equipment or other assets and that involves annual payments by the Company or any of its Subsidiaries of $250,000 or more;

(ii) pursuant to which the Company or any of its Subsidiaries (A) received revenues from a customer of more than $2,500,000 in the year ended December 31, 2003, where such Contract is still in full force and effect, or (B) received revenues from a customer of more than $1,667,000 in the period beginning on January 1, 2004 and ending August 31, 2004;

(iii) that requires the Company or any of its Subsidiaries to purchase its total requirements of any product or service from a third party or that contains “take or pay” provisions;

(iv) that is an employment, consulting, termination or severance Contract and which provides for annual payments in excess of $100,000, except for any such Contract that is terminable at-will by the Company or any of its Subsidiaries without liability to the Company or such Subsidiary (other than liability for compensation or benefits earned or accrued prior to termination of employment or service);

(v) that is a partnership, joint venture or similar Contract;

(vi) that is a distribution, dealer, representative or sales agency Contract which provides for either (A) annual payments to the Company of $250,000 or more or (B) aggregate payments to the Company of $500,000 or more;

(vii) that is a Real Property Lease or Contract for the lease of personal property, in either case which provides for payments to or by the Company or any of its Subsidiaries in any one case of $100,000 or more annually or $300,000 or more over the term of the lease;

(viii) to the Company’s Knowledge, which provides for the indemnification by the Company or any of its Subsidiaries of any Person, the undertaking by the Company or any of its Subsidiaries to be responsible for consequential damages, or the assumption by the Company or any of its Subsidiaries of any Tax, environmental or other Liability, except for any such contract entered into in the ordinary course of business consistent with past practice or where such provision is incidental to the purpose of such contract;

(ix) that is a note, debenture, bond, equipment trust, letter of credit, loan or other Contract for Indebtedness or lending of money (other than to employees for travel expenses in the ordinary course of business) or Contract for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person, exceeding $100,000;

(x) for a charitable or political contribution in any one case in excess of $10,000 or any such Contracts in the aggregate greater than $20,000;

(xi) for any capital expenditure or leasehold improvement in any one case in excess of $250,000 or any such Contracts in the aggregate greater than $500,000;

(xii) which materially restrains the ability of the Company or any of its Subsidiaries to engage or compete in any manner or in any business;

(xiii) that relates to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise), which was entered into on or after January 1, 2001; and

(xiv) that is a collective bargaining Contract or other Contract with any labor organization, union or association; and

(xv) that is otherwise material to, and not otherwise made in the ordinary course of business consistent with past practice, the Company and its Subsidiaries as a whole and not previously disclosed pursuant to this Section 3.17.

(b) Each Contract required to be listed in Section 3.17 of the Company Disclosure Schedule (collectively, the “Material Contracts”) under which there are still any continuing obligations as of the date hereof is in full force and effect, legal, valid and enforceable in accordance with its terms. Each of the Company and its Subsidiaries has complied in all material respects with, and is in compliance in all material respects with, the provisions of each Material Contract to which it is a party, and to the Company’s Knowledge, all other parties thereto have complied in all material respects with and are in compliance in all material respects with, the provisions of each Material Contract.

(c) Neither the Company nor any of its Subsidiaries is, and to the Company’s Knowledge, no other party thereto is, in default in the performance, observance or fulfillment in any material respect of any obligation, covenant, condition or other term contained in any Material Contract, and neither the Company nor any of its Subsidiaries has given or received written notice to or from any Person relating to any such alleged or potential default that has not been cured, except for any default which would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as set forth in Section 3.17(c) of the Company Disclosure Schedule, to the Company’s Knowledge, no event has occurred which with or without the giving of notice or lapse of time, or both, may conflict with or result in a violation or breach of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any Material Contract, except as would not otherwise, individually or in the aggregate, have a Company Material Adverse Effect.

(d) The Company has made available to Parent correct and complete copies of each Material Contract.

3.18 Litigation.

(a) Except as set forth in Section 3.18(a) of the Company Disclosure Schedule, there is no material action, suit or proceeding, claim, arbitration, litigation or investigation (each, an “Action”) (i) pending or, to the Company’s Knowledge, threatened against or affecting the Company or any of its Subsidiaries, (ii) that challenges or seeks to prevent, enjoin or otherwise delay the Merger or (iii) to the Company’s Knowledge, pending or threatened against any director, officer or employee of the Company or any of its Subsidiaries with respect to which the Company or any of its Subsidiaries has or is reasonably likely to have an indemnification obligation. To the Company’s Knowledge, no event has occurred or circumstances exist as of the date hereof that would reasonably be expected to give rise or serve as a basis for any such Action, other than any Action that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) There is no unsatisfied material judgment, penalty or award against or affecting the Company or any of its Subsidiaries or any of their respective properties or assets. As of the date hereof, there is no material Order to which the Company or any of its Subsidiaries or any of their respective properties or assets are subject.

3.19 Employee Benefits.

(a) Section 3.19(a) of the Company Disclosure Schedule sets forth a list of all Company Benefit Plans. Complete copies of each Company Benefit Plan (or written summaries of any oral benefit plans) and a current summary plan description for each Company Benefit Plan for which such a summary plan description is required has been made available to Parent. Neither the Company nor any of its Subsidiaries has any intent or commitment to create any additional Company Benefit Plan or amend any Company Benefit Plan except as may be required by applicable Law or to facilitate the administration (without materially increasing the cost) of any Company Benefit Plan. “Company Benefit Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), including any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), or (ii) stock purchase, stock option, severance pay, employment, change-in-control, vacation pay, company awards, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA, existing at the Closing Date or prior thereto, for the benefit of a single individual or more than one individual, in each case which is, or during the six-year period prior to the Closing Date has been, sponsored, maintained or contributed to by the Company, any of its Subsidiaries or any entity which was an ERISA Affiliate during such six-year period or with respect to which the Company or any of its Subsidiaries, either directly or as a result of an ERISA Affiliate, has any present or future Liability. “ERISA Affiliate” means any entity which is or was a member of a controlled group (within the meaning of Section 412(n)(6)(B) of the Code) that includes, or at any time included, the Company or any Affiliate thereof, or any predecessor of the foregoing.

(b) Except for matters disclosed in Section 3.19(b) of the Company Disclosure Schedule, each Company Benefit Plan has been and is currently administered in compliance in all material respects with its constituent documents and with all reporting, disclosure and other requirements of ERISA, the Code and other laws applicable to such Company Benefit Plan. Each Company Benefit Plan that is an Employee Pension Benefit Plan (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a “Pension Plan”), has been determined by the Internal Revenue Service to be and at all times has been so qualified and exempt from Federal income tax under Sections 401(a) and 501(a), respectively, of the Code, and no condition exists that would adversely affect any such determination. None of the Company, any Subsidiary of the Company or any ERISA Affiliate has received any claim or notice that any such Company Benefit Plan is not in compliance with all applicable Laws and Orders including, to the extent applicable, the requirements of ERISA and the Code.

(c) No Company Benefit Plan, other than a Multiemployer Plan, has an “accumulated funding deficiency” within the meaning of Section 302 of ERISA or Section 412 of the Code as of December 31, 2003; the “amount of unfunded benefit liabilities” within the meaning of Section 4001(a)(18) of ERISA does not, as of the date of this Agreement and the Closing Date, exceed $10,000,000 with respect to all Company Benefit Plans, other than Multiemployer Plans, subject to Title IV of ERISA; and no “reportable event” (within the meaning of Section 4043 of ERISA), other than those to which notice has been waived, has occurred with respect to any Company Benefit Plan, other than a Multiemployer Plan.

(d) None of the Company, any Subsidiary of the Company, nor any ERISA Affiliate has incurred any tax imposed under Section 4971 through 4980G of the Code or civil liability under Section 502(i) or (l) of ERISA. To the Company’s Knowledge, no condition exists which could subject the Company or any of its Subsidiaries to a penalty under Section 4071 of ERISA.

(e) With respect to each Company Benefit Plan that is a Multiemployer Plan, (i) except as listed in Section 3.19(e) of the Company Disclosure Schedule, no withdrawal liability that has not been satisfied has been incurred by the Company or any ERISA Affiliate, and the Company has no reason to believe that any such liability will be incurred, prior to the Closing Date, (ii) to the Company’s Knowledge, no such plan is in “reorganization” (within the meaning of Section 4241 of ERISA), (iii) no notice has been received that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, or that the plan is or may become “insolvent” (within the meaning of Section 4241 of ERISA), (iv) to the Company’s Knowledge, no proceedings have been instituted by the Pension Benefit Guaranty Corporation against the plan, (v) there is no contingent liability for withdrawal liability by reason of a sale of assets pursuant to Section 4204 of ERISA within the past six years, and (vi) except as disclosed in the Company Disclosure Schedule, if the Company or any ERISA Affiliate were to have a complete or partial withdrawal under Section 4203 of ERISA as of the Closing, to the Company’s Knowledge after due inquiries, no obligation to pay withdrawal liability would exist on the part of the Company or any ERISA Affiliate.

(f) True and correct copies of the most recent annual report on Form 5500 and any attached schedules for each Company Benefit Plan (if any such report was required by applicable Law), a true and correct copy of the most recent determination letter issued by the Internal Revenue Service for each Pension Plan, and the latest actuarial valuation for each Pension Plan which is a defined benefit pension plan have been provided to Parent.

(g) Except for matters listed on the Company Disclosure Schedule, with respect to each Company Benefit Plan, there are no actions, suits or claims (other than routine claims for benefits in the ordinary course) pending, or to the Company’s Knowledge, threatened against any Company Benefit Plan, the Company, any Subsidiary of the Company, any ERISA Affiliate or any trustee or agent of any Company Benefit Plan. Except as listed on the Company Disclosure Schedule, there are no facts or circumstances known to the Company or any Subsidiary that could reasonably be expected to give rise to any such suit, action or other litigation.

(h) Except as listed in Section 3.19(h) of the Company Disclosure Schedule, all contributions to Company Benefit Plans that were required to be made under such Company Benefit Plans have been made, and all benefits accrued under any unfunded Company Benefit Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP, all of which accruals under unfunded Company Benefit Plans that provide post-employment welfare benefits or are employee benefit pension plans as defined in Section 3(2) of ERISA are as disclosed in the Company

Disclosure Schedule, and each of the Company, and each Subsidiary has performed all material obligations required to be performed under all Company Benefit Plans and is not in default in performing any of its contractual obligations under any of the Company Benefit Plans or any related trust agreement or insurance contract.

(i) There are no material outstanding Liabilities of any Company Benefit Plan other than Liabilities for benefits to be paid to participants in any Company Benefit Plan and their beneficiaries in accordance with the terms of such Company Benefit Plan.

(j) The accumulated post retirement benefit obligation, within the meaning of, and determined in accordance with, Statement of Financial Accounting Standards No. 106 under all Company Benefit Plans does not, as of the date of this Agreement and the Closing Date, exceed $7,000,000, based on actuarial assumptions used by the Company to value such obligation in the most recent actuarial valuation thereof. Except as disclosed on Section 3.19(j) of the Company Disclosure Schedule, each Company Benefit Plan under which such obligations arise explicitly reserves the right of the employer to eliminate or reduce such obligations and there is no commitment or agreement (whether written or oral) that would prevent the elimination or reduction of such obligations.

(k) Except as listed in Section 3.19(k) of the Company Disclosure Schedule, the consummation of the Merger will not (either alone or in conjunction with any other event, e.g., termination of employment) (i) entitle any current or former director, employee, contractor or consultant of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such director, employee, contractor or consultant, or result in the payment of any other benefits to any Person or the forgiveness of any Indebtedness of any Person, (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available, or (iv) result in the payment or series of payments by any Company or any of its Affiliates to any person of a “parachute payment” within the meaning of Section 280G of the Code.

(l) No tax has been incurred under Section 511 of the Code with respect to any Company Benefit Plan (or trust or other funding vehicle pursuant thereto).

3.20 Labor and Employment Matters.

(a) Section 3.20(a) of the Company Disclosure Schedule sets forth (i)(A) a list of all directors, employees and consultants of the Company and its Subsidiaries (including title and position) as of the date hereof, and (B) the base compensation of each such director, salaried employee and consultant whose base compensation exceeds $125,000 in the year ending December 31, 2003, and (ii) a list of all former directors, salaried employees and consultants of the Company and each of its Subsidiaries who are currently receiving severance payments. All directors, employees and consultants of the Company and its Subsidiaries as of the date hereof may be terminated by the Company or the relevant Subsidiary at any time with or without cause and without any severance or other Liability to the Company or such Subsidiary.

(b) Except as set forth in Section 3.20(b) of the Company Disclosure Schedule, as of the date hereof, (i) no employees of the Company and its Subsidiaries are represented by a labor union or organization, no labor union or organization has been certified or recognized as a representative of any employee of the Company or its Subsidiaries, and neither the Company nor any of its Subsidiaries are a party to or has any obligation under any union Contract, white paper or side agreement with any labor union or organization, or any obligation to recognize or deal with any labor union or organization, and there are no such Contracts, white papers or side agreements pertaining to or which determine the terms or conditions of employment of any employee of the Company or its Subsidiaries; (ii) there are no pending or, to the Knowledge of the Company and its Subsidiaries, threatened representation campaigns, elections or proceedings or questions concerning union representation involving any employees of the Company and its Subsidiaries; (iii) during the three-year period ending on the Closing Date, neither the Company nor any of its Subsidiaries has engaged in, admitted committing or been held in any administrative or judicial proceeding to have committed any unfair labor practice under the National Labor Relations Act, as amended; (iv) neither the Company nor any of its Subsidiaries is involved in any industrial or trade dispute or any dispute or negotiations regarding a claim of material importance with any labor union or organization; and (v) there are no controversies, claims, demands, grievances or arbitrations of material importance pending or, to the Knowledge of the Company and its Subsidiaries, threatened, between the Company or any of its Subsidiaries, on the one hand, and any of their respective employees or any actual or claimed representative thereof, on the other hand.

(c) Except as set forth in Section 3.20(c) of the Company Disclosure Schedule, to the Company’s Knowledge, each of the Company and its Subsidiaries has complied with each, and is not in violation in any material respect of any, Law relating to anti-discrimination and equal employment opportunities and there are, and have been, no material violations of any other Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee or other Person. To the Company’s Knowledge, each of the Company and its Subsidiaries has filed all material reports, information and notices required under any Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee or other Person.

(d) To the Company’s Knowledge, each of the Company and its Subsidiaries has paid or properly accrued in the ordinary course of business all wages and compensation due to employees, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.

(e) Neither the Company nor any of its Subsidiaries is a party to any Contract which restricts the Company or any of its Subsidiaries from relocating, closing or terminating any of its operations or facilities or any portion thereof. Except as otherwise disclosed to Parent in writing, neither the Company nor any of its Subsidiaries has since January 1, 2001 effectuated a (i) “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”)) or (ii) a “mass lay-off” (as defined in the WARN Act), in either case affecting any site of employment or facility of the Company or any of its Subsidiaries, except in accordance with the WARN Act.

(f) Each of the Company and its Subsidiaries has complied and is in material compliance with the requirements of the Immigration Reform and Control Act of 1986.

3.21 Environmental.

(a) As used in this Agreement, the following words and terms have the following definitions:

(i) “Environment” means all air, surface water, groundwater, land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources.

(ii) “Environmental Action” means any claim, proceeding or other Action brought or threatened under any Environmental Law or otherwise asserting Environmental Liabilities, including, but not limited to, assessments, judgments, damages, penalties, fines, or remedial obligations.

(iii) “Environmental Clean-up Site” means any location which is listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or on any similar local, state or foreign list of sites requiring investigation or cleanup, or which is the subject of any pending or threatened Action related to or arising from any alleged violation of any Environmental Law, or at which there has been an actual or threatened Release of a Hazardous Substance.

(iv) “Environmental Laws” means any and all applicable Laws and Authorizations issued, promulgated or entered into by any Governmental Entity relating to the Environment, worker health and safety, preservation or reclamation of natural resources, or to the management, handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, Release or threatened Release of or exposure to Hazardous Substances, whether now existing or subsequently enacted including but not limited to: the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq. (“CERCLA”); the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq. the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300(f) et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C. Section 136 et seq.; the

Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. Section 6901 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; and any similar or implementing state or local Law, any non-U.S. Laws of similar import and all amendments or regulations promulgated thereunder; and any common law doctrine, including but not limited to, negligence, nuisance, trespass, personal injury, or property damage related to or arising out of the presence, Release, or exposure to Hazardous Substances.

(v) “Environmental Liabilities” means Liabilities arising out of (i) Environmental Law, (ii) a failure to obtain, maintain or comply with any Environmental Permit, (iii) a Release of any Hazardous Substance, or (iv) the use, generation, storage, transportation, treatment, manufacture, distribution, sale, or off-site disposal of Hazardous Substances.

(vi) “Environmental Permit” means any Authorization under Environmental Law, and includes any and all Orders issued or entered into by a Governmental Entity under Environmental Law.

(vii) “Hazardous Substances” means all explosive or regulated radioactive materials or substances, hazardous or toxic materials, wastes or chemicals, petroleum and petroleum products (including crude oil or any fraction thereof), asbestos or asbestos containing materials, polychlorinated biphenyls (“PCBs”) and all other materials, chemicals or substances which are regulated by, form the basis of liability or are defined as pollutants, contaminants, wastes, hazardous, extremely hazardous, toxic or words of similar import, under any Environmental Law, including materials listed in 49 C.F.R. Section 172.101 and materials defined as hazardous pursuant to Section 101(14) of CERCLA.

(viii) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, exposure to or disposing of Hazardous Substances into or in the Environment.

(b) Except as set forth in Section 3.21(b) of the Company Disclosure Schedule and except as would not, individually or in the aggregate, have a Company Material Adverse Effect,

(i) each of the Company and its Subsidiaries has secured, and is in compliance with, all Environmental Permits required in connection with its operations and the Real Property. Each Environmental Permit, together with the name of the Governmental Entity issuing such Environmental Permit is set forth in Section 3.21(b) of the Company’s Disclosure Schedule. All such Environmental Permits are valid and in full force and effect and none of such Environmental Permits will be terminated or impaired or become terminable as a result of the Merger. Each of the Company and its Subsidiaries have been, and are currently, in compliance with all Environmental Laws. Neither the Company nor any of its Subsidiaries has received notice alleging that the Company or any of its Subsidiaries is not in such compliance with Environmental Permits and Environmental Laws. There are no currently existing circumstances that are likely to result in the failure of the Company or any of its Subsidiaries to comply with or constitute a violation of any Environmental Laws or Environmental Permits.

(ii) (A) There are no past, pending or, to the Company’s Knowledge, threatened Environmental Actions against or affecting the Company or any of its current or former Affiliates or Subsidiaries or any of their respective predecessors, and (B) the Company is not aware of any facts or circumstances that in either case (A) and (B) could be reasonably expected to form the basis for any Environmental Action against the Company or any of its Subsidiaries.

(iii) Neither the Company nor any of its Subsidiaries has entered into or agreed to any Order, and neither the Company nor any of its Subsidiaries is subject to any Order, relating to compliance with any Environmental Law or to investigation or cleanup of a Hazardous Substance under any Environmental Law.

(iv) (A) There has been no treatment, storage, disposal or Release of any Hazardous Substance at, from, into, on or under any Real Property, or any other property currently or formerly owned, operated or leased by the Company or any current or former Subsidiaries or any of their respective predecessors during or prior to the Company’s or its Subsidiaries’ period of ownership, operation or lease and (B) to the Company’s Knowledge, no Hazardous Substances are present in, on, about, or migrating to or from any Real Property or any other property currently or formerly owned, operated, or leased by the Company or any of its current or former Subsidiaries or any of their respective predecessors that in either case (A) or (B) could reasonably be expected to give rise to an Environmental Action against the Company or any of its Subsidiaries.

(v) There are no aboveground tanks or underground storage tanks on, under or about the Real Property or any property owned, operated or leased by the Company or any of its Subsidiaries. Any aboveground or underground tanks previously situated on the Real Property or any other property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries that were removed during the ownership, operation or lease by the Company or its Subsidiaries were removed in accordance with all Environmental Laws and no residual contamination, if any, remains at such sites in excess of applicable standards.

(vi) There are no articles, containers or equipment containing PCBs at, on or within the Real Property or any property owned, operated or leased by the Company or any of its Subsidiaries. There is no asbestos-containing material in, at, on, under or within the Real Property or any property owned, operated or leased by the Company or any of its Subsidiaries.

(vii) There are no past Environmental Actions under which the Company or any its Subsidiaries has any unfulfilled remedial obligations or ongoing monitoring or reporting obligations.

(viii) Neither the Company nor any of its Subsidiaries has received a CERCLA 104(e) information request nor has the Company or any of its Subsidiaries been named a potentially responsible party for any National Priorities List site under CERCLA or any site under analogous state Law. Neither the Company nor any of its Subsidiaries has received an analogous notice or request from any non-U.S. Governmental Entity. Neither the Company nor any of its current or former Subsidiaries or any of their respective predecessors has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Substances to any off-site location that is an Environmental Clean-up Site. None of the Real Property or real property currently or formerly owned, operated or leased by the Company or any of its current or former Subsidiaries or any of their respective predecessors is an Environmental Clean-up Site.

(ix) There has been no Release of any Hazardous Substances at, from, into, on or under any property at which the Company or any of its current or former Subsidiaries or any of their respective predecessors have provided services or conducted operations which could be reasonably expected to result in Environmental Liabilities to the Company or any of its Subsidiaries.

(c) The Company has made available to Parent all material written environmental and worker health and safety investigations, assessments, studies, audits, tests and reports that have been prepared by or on behalf of the Company or any of its Subsidiaries with respect to the Real Property.

(d) Notwithstanding anything to the contrary in this Agreement, this Section 3.21 represents the sole and exclusive representations and warranties of the Company regarding or relating to environmental, health or safety matters, including any arising under Environmental Laws.

3.22 Related Party Transactions. Except as set forth in Section 3.22 of the Company Disclosure Schedule, there are no Contracts of any kind, written or oral, entered into by the Company or any of its Subsidiaries with, or for the benefit of, any officer, director or stockholder of the Company or, to the Knowledge of the Company, any Affiliate of any of them, except in each case, for (a) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies (including normal merit increases in such compensation in the ordinary course of business) and copies of which have been made available to Parent and are listed on the Company Disclosure Schedule, (b) reimbursements of ordinary and necessary expenses incurred in connection with their employment or service, and (c) amounts paid pursuant to Company Benefit Plans of which copies have been made available to Parent. To the Knowledge of the Company, none of such Persons has any material direct or indirect ownership interest in any firm or corporation with which the Company or any of its Subsidiaries has a business relationship, or with any firm or corporation that materially competes with the Company or any of its Subsidiaries (other than ownership of securities in a publicly traded company representing less than two percent of the outstanding stock of such company). To the Company’s Knowledge, no officer or director of the Company or any of its Subsidiaries or member of his or her immediate family or greater than 5% stockholder of the Company or any Affiliate of any of them or any employee of the Company or any of its Subsidiaries has a financial interest in any Material Contract.

3.23 Insurance. Section 3.23 of the Company Disclosure Schedule lists the policies of general liability and other forms of insurance in respect of the assets, properties and operations of the Company and its Subsidiaries (the “Policies”). The Policies are in full force and effect in accordance with their terms, and no written notice of cancellation has been received, all premiums due thereunder have been paid when due and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a material default thereunder. The Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such Policy.

3.24 Books and Records. The books, records and accounts of the Company and its Subsidiaries maintained electronically or otherwise fairly reflect, in reasonable detail and in all material respects, the transactions and the assets and Liabilities of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged in any transaction, maintained any bank accounts or used any of the funds of the Company or any of its Subsidiaries other than transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the business. Since January 1, 2001, the minute books (containing the records of the meetings, or written consents in lieu of such meetings, of the stockholders, the board of directors and any committees of the board of directors), the stock certificate books, and the stock record books of the Company and its Subsidiaries are correct and complete in all material respects.

3.25 Brokers or Finders. Except as set forth in Section 3.25 of the Company Disclosure Schedule, there is no investment banker, broker, finder, financial advisor or other intermediary which has been retained by or is authorized to act on behalf of the Company or the Company Stockholders who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement. No claim exists or will exist against the Company, any of its Subsidiaries or the Surviving Corporation or, based on any action by the Company or any of its Subsidiaries, against Parent for payment of any “topping,” “break-up” or “bust-up” fee or any similar compensation or payment arrangement as a result of the transactions contemplated hereby.

3.26 No Illegal Payments. Since January 1, 2001, none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any controlled Affiliate, officer, agent or employee thereof, directly or indirectly, has, on behalf of or with respect to the Company or any of its Subsidiaries, (a) made any unlawful domestic or foreign political contributions, (b) made any payment or provided services which were not legal to make or provide or which the Company, any of its Subsidiaries or any controlled Affiliate thereof or any such officer, employee or other Person should reasonably have known were not legal for the payee or the recipient of such services to receive, (c) received any payment or any services which were not legal for the payer or the provider of such services to make or provide, (d) had any material transactions or payments which are not recorded in its accounting books and records or (e) had any off-book bank or cash accounts or “slush funds.”

3.27 Suppliers and Customers. Section 3.27 of the Company Disclosure Schedule sets forth (a) the names of the 10 suppliers with the greatest dollar volume of sales to the Company and its Subsidiaries in the years ended December 31, 2002 and December 31, 2003 and the six-month period ended June 30, 2004; (b) each supplier who constitutes a sole source of supply, or is otherwise material, to the Company and its Subsidiaries; and (c) the names of the 10 customers with the greatest dollar volume of purchases from the Company and its Subsidiaries in the years ended December 31, 2002 and December 31, 2003 and the six-month period ended June 30, 2004.

3.28 Anti-takeover Statutes. Neither Section 203 of the DGCL nor any other anti-takeover or similar Law applies or purports to apply to any of those transactions. No other “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Laws apply to this Agreement or any of the transactions contemplated hereby.

3.29 No Other Representations or Warranties: Schedules. Except for the representations and warranties contained in this Article III (as modified by the Company Disclosure Schedule), neither the Company, its Subsidiaries nor any other Person makes any other express or implied representation or warranty with respect to the Company or its Subsidiaries or the transactions contemplated by this Agreement. The disclosure of any matter or item in any schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub represent and warrant to the Company as of the date hereof that the statements contained in this Article IV are true and correct, except as set forth in the disclosure schedule dated and delivered as of the date hereof by Parent to the Company (the “Parent Disclosure Schedule”), which is attached to this Agreement and is designated therein as being the Parent Disclosure Schedule. The Parent Disclosure Schedule shall be arranged in sections and subsections corresponding to, and each exception to a representation and warranty set forth therein shall be deemed to qualify, the specific numbered section(s) or subsection(s) of this Article IV that is referenced or cross-referenced in the applicable exception set forth on the Parent Disclosure Schedule.

4.1 Organization and Good Standing. Each of Parent and Merger Sub is a limited liability company or corporation, as the case may be, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite limited liability company or corporate power and authority, as the case may be, to own, lease and operate its properties and to carry on its business as now being conducted and as currently proposed to be conducted, and is duly qualified or licensed to do business and is in good standing as a foreign limited liability company or corporation, as the case may be, in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except for those jurisdictions where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.

4.2 Authority and Enforceability. Each of Parent and Merger Sub has all necessary limited liability or corporate power and authority, as the case may be, to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary limited liability company or corporate action, as the case may be, on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights and remedies generally, and (b) as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.3 No Conflicts; Authorizations.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance by Parent and Merger Sub of their obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby (in each case, with or without the giving of notice or lapse of time, or both) will not, (i) violate the provisions of any of the organizational documents of Parent or Merger Sub, (ii) violate or conflict with, or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation or loss of rights, or require a consent to assignment, under any Contract to which Parent or Merger Sub is a party, (iii) assuming compliance by Parent with the matters referred to Section 4.3(b), violate or conflict in any material respect with any Law, Authorization or Order applicable to Parent or Merger Sub on the date hereof, or (iv) result in the creation of any Liens upon any of the assets owned or used by Parent or Merger Sub.

(b) No Authorization, registration, declaration or filing with, or notice to any Governmental Entity is required by or with respect to Parent in connection with the execution and delivery of this Agreement and the consummation of the Merger, except for (i) such filings as may be required under the HSR Act and the Other Antitrust Laws, and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

4.4 Brokers or Finders. There is no investment banker, broker, finder, financial advisor or other intermediary which has been retained by or is authorized to act on behalf of Parent who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

4.5 Litigation. There is no Action pending against, or to the Knowledge of Parent threatened against or affecting, Parent or Merger Sub before any court or arbitrator or any Governmental Entity or official which in any manner challenges or seeks to prevent, enjoin, alter, materially delay or impede the transactions contemplated by this Agreement or which, individually or in the aggregate, would have a Parent Material Adverse Effect.

4.6 Interim Operations of Parent and Merger Sub. Parent and Merger Subs were formed solely for the purpose of engaging in the transactions contemplated by this Agreement and have not engaged in any business activities or conducted any operations or incurred any liabilities or obligations other than in connection with the transactions contemplated hereby.

4.7 Financing. The Parent Disclosure Schedule sets forth complete and correct copies of a commitment letter from Bear Stearns & Co. Inc. and Bear Stearns Corporate Lending Inc. for the debt financing to be used in connection with the transactions contemplated hereby (the “Financing Commitment”). The Financing Commitment has not been withdrawn or terminated and Parent has no reason to believe that the Financing Commitment will not lead to the financing contemplated thereby. The Financing Commitment, together with the equity to be provided by the Guarantor, will provide sufficient funds for Parent to consummate the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS OF THE COMPANY OR THE PRINCIPAL COMPANY STOCKHOLDERS

5.1 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, except with the prior written consent of Parent, the Company shall, and it shall cause each of its Subsidiaries to:

(a) maintain its corporate existence, pay its debts and Taxes when due, pay or perform other obligations when due, and carry on its business in all material respects in the ordinary course in a manner consistent with past practice and in accordance with the provisions of this Agreement and in material compliance with all applicable Laws, Authorizations and Contracts;

(b) use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization in all material respects, keep available the services of its present employees and preserve its relationships with principal customers, suppliers, distributors, licensors, licensees, and others having material business dealings with it, to the end that its goodwill and ongoing business be substantially unimpaired on the Closing Date; provided that the Company is not authorized to, and shall not, make any commitments to any of the foregoing Persons on behalf of Parent;

(c) maintain its facilities and assets in good repair, order and conditions (subject to normal wear and tear);

(d) maintain its books and records in accordance with past practice, and to use its commercially reasonable efforts to maintain in full force and effect all material Authorizations and material Policies;

(e) promptly notify Parent of any event or occurrence not in the ordinary course of business;

(f) use its commercially reasonable efforts to conduct its business in such a manner that on the Closing Date the representations and warranties of the Company contained in this Agreement shall be true and correct, as though such representations and warranties were made on and as of such date (except to the extent that such representations relate to a particular date), and use its commercially reasonable efforts to cause all of the conditions to the obligations of Parent and Merger Sub under this Agreement to be satisfied as soon as practicable following the date hereof; and

(g) promptly forward to Parent copies of any material notice, including, without limitation, any notice with respect to amendment, termination, assignment, extension, renewal or waiver of rights, received under any Material Contract.

5.2 Negative Covenants. Except as expressly provided in this Agreement, the Company shall not, and it shall not permit any of its Subsidiaries to, without the prior written consent of Parent (which shall not be unreasonably withheld, delayed or conditioned):

(a) adopt or propose any amendment to the organizational documents of the Company or any of its Subsidiaries;

(b) declare, set aside or pay any dividend or other distribution (whether in cash, stock or other property) with respect to any securities;

(c) (i) issue or authorize for issuance any securities, or (ii) make any change in any issued and outstanding securities, or redeem, purchase or otherwise acquire any securities;

(d) (i) other than pursuant to a written agreement or Company Benefit Plan disclosed in the Company Disclosure Schedule in the amount required thereunder, (A) modify the compensation or benefits payable or to become payable by the Company or any of its Subsidiaries to any of its current or former directors, employees, contractors or consultants, except as may be required by applicable Law, or (B) modify any bonus, severance, termination, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any current or former directors, employees, contractors or consultants of the Company or any of its Subsidiaries, except as may be required by applicable Law or to facilitate the administration of the plan, payment or arrangement or (ii) enter into any employment, severance or termination agreement;

(e) establish, adopt, enter into, amend or terminate any Company Benefit Plan or any collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, employees, contractors or consultants of the Company or any of its Subsidiaries;

(f) other than sales in the ordinary course of business consistent with past practice, sell, lease, transfer or assign any property or assets of the Company or any of its Subsidiaries, other than obsolete equipment;

(g) (i) assume, incur or guarantee any Indebtedness, other than endorsements for collection in the ordinary course of business, (ii) modify the terms of any existing Indebtedness or (iii) repay any existing Indebtedness in advance of its maturity date;

(h) mortgage, pledge or permit to become subject to Liens (other than Permitted Liens) any properties or assets of the Company or any of its Subsidiaries;

(i) other than travel loans or advances in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person;

(j) not cancel any debts or waive any claims or rights of substantial value;

(k) dispose of, terminate, cancel or, except in the ordinary course of business consistent with past practice, assign, convey, extend, renew, amend, modify, waive any rights or grant any consent under, mortgage or hypothecate any Material Contract or material Real Property Lease, or sublet or encumber all or any portion of any Leased Real Property subject to a material Real Property Lease;

(1) (i) make any capital expenditure, or commit to make any capital expenditure which in any one case exceeds $250,000 or capital expenditures which in the aggregate exceed $500,000, except in the ordinary course consistent with past practice, or (ii) except as permitted by clause (i), acquire any assets, properties or rights other than those in the ordinary course of business consistent with past practice;

(m) not settle or compromise any litigation other than settlements or compromises of litigation where the settlement is limited solely to the release of claims and the monetary payment by the Company or any of its Subsidiaries does not exceed $500,000 in the aggregate or $250,000 in any individual case, except in the ordinary course consistent with past practice;

(n) make any filings or registrations, with any Governmental Entity, except routine filings and registrations made in the ordinary course of business;

(o) be party to any merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase of all or any substantial portion of the assets or securities of, the Company or any of its Subsidiaries;

(p) take any material actions outside the ordinary course of business;

(q) make any material changes in its accounting methods, principles or practices;

(r) make any Tax election, change any of its methods of Tax accounting or settle any material claim relating to Taxes;

(s) exercise any right or option under any Real Property Leases;

(t) acquire or contract to purchase any interest in real property, including fee and leasehold interests;

(u) demolish or make any material alteration to the Real Property;

(v) fail to operate, repair and maintain the Real Property in the ordinary course of business;

(w) fail to perform all covenants and obligations under the Real Property Leases, Contracts and Permitted Liens; or

(x) agree, whether in writing or otherwise, to do any of the foregoing;

provided, however, that in the event that the Company enters into any Contract which, if entered into prior to the date hereof, would have been required to be set forth in Section 3.17 of the Company Disclosure Schedule, written notice of any such event shall be given to Parent within a reasonable amount of time prior to its occurrence.

5.3 Access to Information; Confidentiality. From the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII and subject to applicable Law and the terms of the Confidentiality Agreement by and between Parent and the Company dated August 4, 2004 (the “Confidentiality Agreement”), the Company shall, and shall cause its Subsidiaries to, afford to Parent’s officers, directors, employees, accountants, counsel, consultants, advisors and agents (“Representatives”) reasonable access to and the right to inspect, during normal business hours, and upon reasonable advance notice, all of the Real Property, assets, records, Contracts and other documents related to the Company and its Subsidiaries, and shall permit them to consult with the officers, employees, accountants, counsel and agents of the Company and its Subsidiaries for the purpose of making such investigation of the Company and its Subsidiaries as Parent shall reasonably desire to make. The Company shall furnish to Parent all such documents and copies of documents and records and information with respect to the Company and its Subsidiaries and copies of any working papers relating thereto as Parent may reasonably request. Any investigation pursuant to this Section 5.3 shall be conducted in such manner as to not intervene unreasonably with the conduct of the business of the Company and the Company shall be reimbursed for any damages to its property incurred as a result of Parent’s investigation.

5.4 Resignations. On the Closing Date, the Company shall cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of all the members of the boards of directors of the Company in their capacities as directors, other than those individuals set forth on Schedule 5.4.

5.5 Consents. The Company shall use its commercially reasonable efforts to obtain all Consents.

5.6 Notification of Certain Matters. The Company shall give prompt notice to Parent of any fact, event or circumstance known to it that (a) individually or taken together with all other facts, events and circumstances known to it, has had or is reasonably likely to have a Company Material Adverse Effect, (b) the failure of any condition precedent to Parent’s obligations, (c) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Merger, (d) any notice or other communication from any Governmental Entity in connection with the Merger or (e) any Actions commenced relating to the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.18.

5.7 Exclusivity. Except with respect to this Agreement and the transactions contemplated hereby, the Company agrees that it will not, and it will cause its Subsidiaries and its and their respective directors, officers, employees, Affiliates and other agents and representatives (including any investment banking, legal or accounting firm retained by it or any of them and any individual member or employee of the foregoing) (each, an “Agent”) not to: (a) initiate, solicit or seek, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including any proposal or offer to its stockholders or any of them) with respect to a merger, acquisition, consolidation, recapitalization, liquidation, dissolution, equity investment or similar transaction involving, or any purchase of all or any substantial portion of the assets or any securities of, the Company or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as a “Third Party Proposal”); (b) engage in any negotiations concerning, or provide any confidential information or data to, or have any substantive discussions with, any person relating to a Third Party Proposal; (c) otherwise cooperate in any effort or attempt to make, implement or accept a Third Party Proposal; or (d) enter into a Contract with any Person relating to a Third Party Proposal. If the Company, any of its Subsidiaries or any Agent has provided any Person (other than Parent or the Company’s or its Subsidiaries’ Agents) with any confidential information or data relating to a Third Party Proposal, they shall request the immediate return thereof. The Company shall notify Parent immediately if any inquiries, proposals or offers related to a Third Party Proposal are received by, any confidential information or data is requested from, or any negotiations or discussions related to a Third Party Proposal are sought to be initiated or continued with, it, any of its Subsidiaries or any of their respective directors, officers, employees and Affiliates or, to its Knowledge, any other Agent.

5.8 Section 262 Notice: Section 228(e) Notice.

(a) In accordance with the requirements of Section 262 of the DGCL, the Company shall notify each holder of Company Common Stock who is entitled to appraisal rights of the approval of the Merger and that appraisal rights are available for shares of Company Common Stock. The Company and the Surviving Corporation shall otherwise comply with Section 262 of the DGCL.

(b) In accordance with the requirements of Section 228(e) of the DGCL, the Company shall notify each holder of Company Common Stock who did not execute the written consent approving and adopting this Agreement referenced in the recitals hereto of the corporate action taken thereby.

5.9 FIRPTA Certificate. The Company shall prepare and deliver to Parent at the Closing a properly executed statement, in a form reasonably satisfactory to Parent and the Company, for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3) (the “FIRPTA Certificate”).

5.10 Termination of Contracts. The Company shall use commercially reasonable efforts to cause the Contracts listed on Schedule 5.10 to be terminated; provided that no money or other consideration shall be paid to any party to terminate any such Contract.

5.11 Waiver of Appraisal Rights. Each of the Principal Company Stockholders that has not executed the Company Stockholder Approval hereby waives its right to demand appraisal rights for such shares of Company Common Stock owned by it in accordance with the DGCL. Each of the Principal Company Stockholders severally represents that it is the beneficial owner of the Common Stock set forth opposite its name on the signature page to this Agreement.

5.12 Section 280G of the Code. Prior to the Closing Date, and prior to the issuance of the CFO Certificate, the Company shall deliver to Parent evidence reasonably satisfactory to Parent, that with respect to any payments or benefits that would constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code, including SARs Payments (“Potential 280G Benefits”), that the Company has submitted each Potential 280G Benefit to the Company Stockholders for approval in a manner that would cause any such Potential 280G Benefit, if such approval is obtained, to not be treated as a parachute payment.

ARTICLE VI

COVENANTS OF THE COMPANY, PARENT AND MERGER SUB

6.1 Efforts; Regulatory Approvals.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use, except as otherwise provided below, its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from all relevant Governmental Entities and the making of all necessary registrations and filings with all relevant Governmental Entities and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b) Each of Parent, Merger Sub and the Company shall promptly apply for, and take all reasonably necessary actions to obtain or make, as applicable, all Authorizations, Orders, declarations and filings with, and notices to, any Governmental Entity or other Person required to be obtained or made by it for the consummation of the transactions contemplated hereby. Each party shall cooperate with and promptly furnish information to the other party necessary in connection with any requirements imposed upon such other party in connection with the consummation of the Merger. Without limiting the generality of the foregoing, each of Parent and the Company shall, as promptly as practicable and before the expiration of any relevant legal deadline, but in no event later than 5 Business Days following the execution and delivery of this Agreement, file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (“DOJ”), the notification and report form required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act, which forms shall specifically request early termination of the waiting period prescribed by the HSR Act. Each of the Company and Parent shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that may be necessary under the HSR Act. Parent and the Company shall be equally responsible for all filing and other similar fees payable in connection with such filings.

(c) Each of Parent and the Company shall use its commercially reasonable efforts to obtain promptly any clearance required under the HSR Act for the consummation of the Merger and the transactions contemplated hereby; provided, however, that Parent shall not make any other filing under the HSR Act with respect to any other company which is a competitor of the Company until clearance of the transactions contemplated hereby under the HSR Act is granted. Each of Parent and the Company shall keep the other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and any other Governmental Entities and shall comply promptly with any such inquiry or request.

(d) Parent and the Company shall instruct their respective counsel to cooperate with each other and use commercially reasonable efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act and the expiration of the applicable HSR Act waiting period at the earliest practicable date. Such commercially reasonable efforts and cooperation include counsel’s undertaking (i) to keep each other appropriately informed of communications from and to personnel of the reviewing Governmental Entity, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of any Governmental Entity.

6.2 Public Announcements. Neither Parent, Merger Sub nor the Company shall make, or cause to be made, any press release or other public statement or any statement to any analyst or member of the press concerning the transactions contemplated by this Agreement without the approval of the other party hereto; provided, however, that either party hereto may, without approval of the other party hereto, but with prior notice to such other party, make such press releases or other public statements as it reasonably believes are required under applicable securities Laws.

6.3 Expenses. Each of Parent and the Company shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the Merger is consummated, except that Parent and the Company each shall pay one-half of all fees relating to the filing of any required notices under the HSR Act.

6.4 Certain Actions. As soon as practicable after execution of this Agreement, the Company and its Subsidiaries shall use their commercially reasonable efforts to: (a) obtain estoppel certificates in a form reasonably satisfactory to Parent and the Company, with respect to the Leased Real Property subject to a material Real Property Lease from each landlord thereunder; (b) obtain landlord lien waivers in a form reasonably satisfactory to Parent and the Company, with respect to the Leased Real Property subject to a material Real Property Lease; (c) promptly deliver to Parent a copy of any material notice, including any notice with respect to amendment, termination, assignment, extension, renewal or waiver of rights, received under any Material Contract; and (d) take all necessary actions to cause the termination, release and removal of record, on or prior to the Closing Date, of all Liens other than Permitted Liens.

6.5 Financing. Parent shall use its commercially reasonable efforts to obtain the financing contemplated by the Financing Commitment and the equity commitment to be provided by Guarantor.

6.6 Employee Matters. With respect to each person who is an employee of the Company and its Subsidiaries as of the Closing Date and who is not represented by a labor union, Parent shall, or shall cause its Affiliates to provide such person, while employed by Parent or its Affiliates, or, if earlier, until the first anniversary of the Closing Date with base salary, group welfare coverage and pension benefits that are at least as favorable as those in place immediately prior to the Closing; provided, however, that nothing in this Section 6.6, express or implied, shall prevent Parent or any its Affiliates from terminating the employment of any such person.

6.7 Directors’ and Officers’ Indemnification.

(a) From and after the Closing Date, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless, to the fullest extent permitted under applicable Laws, the individuals who on or prior to the Closing Date were directors, officers or employees of the Company or any of its Subsidiaries (collectively, the “Company Indemnitees”) with respect to all acts or omissions, including by reason of entering into this Agreement and the transactions contemplated hereby, by them in their capacities as such or taken at the request of the Company at any time prior to the Closing Date. Parent agrees that all rights of the Company Indemnitees to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Date as provided in the respective certificate of incorporation or bylaws or comparable organizational documents of the Company and its Subsidiaries as now in effect, and any indemnification agreements or arrangements of the Company, shall survive the Closing Date and shall continue in full force and effect in accordance with their terms. Such rights shall not be amended, or otherwise modified in any manner that would adversely affect the rights of the Company Indemnitees, unless such modification is required by Law. In addition, Parent shall pay any expenses of any Company Indemnitee under this Section 6.7, as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law.

(b) Parent, from and after the Closing Date, shall cause (i) the certificate of formation or incorporation, as the case may be, and operating agreement or by-laws, as the case may be, of Parent and the Surviving Corporation to contain provisions no less favorable to the Company Indemnitees with respect to limitation of certain liabilities of directors, officers, employees and agents and indemnification than are set forth as of the date of this Agreement in the certificate of incorporation and by laws of the Company and (ii) the certificate of incorporation and bylaws or comparable organizational documents of each Subsidiary of the Surviving Corporation to contain the current provisions regarding indemnification of directors, officers, employees and agents which provisions in each case shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Company Indemnitees.

(c) In the event of any investigation of or any litigation, claim or proceeding (each, a “Claim”) relating to any acts or omissions covered under this Section 6.7, (i) the Surviving Corporation shall have the right to assume the defense thereof, and (ii) the Surviving Corporation shall not settle any Claim, the defense of which has been assumed by the Surviving Corporation pursuant to this Section 6.7(c), without the prior written consent of the Company Indemnitee (which consent shall not be unreasonably withheld or delayed); provided, however, if the Surviving Corporation does not assume the defense of any Claim pursuant to this Section 6.7(c) within a reasonable period of time from the receipt of notice of such Claim, the Company Indemnitee shall be entitled to retain one (1) law firm to represent such Company Indemnitee with respect to any such matter.

(d) In the event any Claim is asserted or made, any determination required to be made with respect to whether a Company Indemnitee’s conduct complies with the standards set forth under applicable Law, the applicable organizational documents of the Company and its Subsidiaries or any indemnification agreements or arrangements of the Company and its Subsidiaries shall be made by independent legal counsel selected by such Company Indemnitee.

(e) Parent, the Surviving Corporation and the Company Indemnitee shall cooperate, and cause their respective Affiliates to cooperate, in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(f) Parent shall obtain as of the Effective Time, and pay for, “tail” insurance policies with a claims period of at least six years from the Closing Date with respect to the directors’ and officers’ liability insurance in amount and scope at least as favorable in all material respects as the coverage applicable to the Company’s directors and officers in effect on the date hereof.

(g) The provisions of this Section 6.7: (i) are intended to be for the benefit of, and shall be enforceable by, each Company Indemnitee, his or her heirs and his or her representatives; and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

(h) In the event that Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 6.7.

(i) The obligations of Parent and the Surviving Corporation under this Section 6.7 shall not be terminated or modified in such a manner as to adversely affect in any material respect any Company Indemnitee to whom this Section 6.7 applies without the consent of the affected Company Indemnitee (it being expressly agreed that the Company Indemnitees to whom this Section 6.7 applies shall be third party beneficiaries of this Section 6.7).

ARTICLE VII

CONDITIONS TO MERGER

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) The Company Stockholder Approval shall have been obtained.

(b) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c) No temporary restraining order, preliminary or permanent injunction or other Order or other applicable Law (collectively, “Restraints”) shall be in effect preventing the consummation of the Merger.

7.2 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction (or waiver by Parent in its sole discretion) of the following further conditions:

(a) The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects, with respect to representations and warranties not qualified by materiality, or in all respects, with respect to representations and warranties qualified by materiality, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent that such representations and warranties expressly relate to a particular date, in which case such representations and warranties shall be so true and correct as of such particular date and for changes in such representations and warranties contemplated or permitted by this Agreement, and except further to the extent that any such failure to be true and correct is not material to the Company and its Subsidiaries, taken as a whole. For these purposes, representations and warranties referring to a Material Tax Return, a Material Amount of Tax, a Material Amount of Income or a Material Amount of Reduction shall be treated as representations and warranties qualified by materiality. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; provided that, with respect to obligations that are qualified by materiality, the Company shall have performed such obligations, as so qualified, in all respects. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) The Company shall have furnished Parent and Merger Sub with (1) the CFO Certificate and (2) a certificate of the Secretary of the Company, dated the Closing Date, certifying that: (i) attached thereto is a true and complete copy of resolutions adopted unanimously by the Board of Directors of the Company approving this Agreement and the Merger; and (ii) attached thereto is a true and complete copy of the written consent signed by the holder(s) of a majority of the then outstanding Company Shares voting as a single class adopting and approving this Agreement and the Merger.

(d) There shall not have occurred a Company Material Adverse Effect.

(e) The Company shall have delivered to Parent a duly executed and certified FIRPTA Certificate.

(f) The Company shall have delivered to Parent resignations from the directors of the Company (other than those set forth on Schedule 5.4).

(g) The Company shall have delivered to Parent a duly executed pay off letter from Wells Fargo Foothill, Inc. as administrative agent and collateral agent under the Loan and Security Agreement, dated as of December 29, 2003 (as amended), among the Company, International Mill Service, Inc. and the Lenders signatory thereto, which letter shall contain usual and customary provisions relating to the repayment of the loans made thereunder and the release of the liens granted thereunder.

(h) The Company shall have delivered to Parent a certificate of good standing for the Company from the Secretary of State of the State of Delaware, dated a reasonable date prior to the Closing Date, and certificates of good standing for the Subsidiaries of the Company from the applicable Governmental Entities in such Subsidiaries’ jurisdictions of organization.

7.3 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is subject to the satisfaction (or waiver by the Company in its sole discretion) of the following further conditions:

(a) The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to a particular date, in which case such representations and warranties shall be true and correct as of such particular date, and except further (i) to the extent that the facts or matters as to which such representations and warranties are not so true and correct as of such dates (without giving effect to any qualifications or limitations as to materiality or Parent Material Adverse Effect set forth in such representations and warranties) have not had, and would not have, individually or in the aggregate, a Parent Material Adverse Effect and (ii) for changes in such representations and warranties contemplated or permitted by this Agreement. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Parent and Merger Sub shall have performed all obligations required to be performed by them under this Agreement at or prior to the Closing Date. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

ARTICLE VIII

TERMINATION

8.1 Termination.

(a) This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub) under the circumstances below:

(i) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

(ii) by either Parent or the Company if:

(A) the Merger is not consummated on or before December 15, 2004; provided, however, that if on such date the condition to the Closing set forth in Section 7.1(b) shall not have been satisfied, then either Parent or the Company may cause such date to be automatically extended by up to three additional thirty (30) day periods, upon delivery of written notice to the other party; provided, further however, that the right to terminate this Agreement under this clause (ii)(A) shall not be available to any party whose action or failure to act has been a principal cause of the failure of the Closing to occur on or before such date; or

(B) if any Restraint having the effect set forth in Section 7.1(c) shall be in effect and shall have become final and non-appealable;

(iii) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2(a) or (b) and (B) is not cured by the Company within 30 calendar days following receipt of written notice of such breach or failure to perform from Parent;

(iv) by the Company if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.3(a) or (b) and (B) is not cured by Parent within 30 calendar days following receipt of written notice of such breach or failure to perform from the Company.

(b) The party desiring to terminate this Agreement pursuant to Section 8.1(a) (ii), (iii) or (iv) shall give written notice of such termination to the other parties hereto.

8.2 Effect of Termination. Except as provided in Sections 6.3 and 10.1, in the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall immediately become void and have no effect and there shall be no liability or obligation on the part of the Company or Parent or their respective officers, directors, stockholders or Affiliates; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations and warranties, covenants or agreements set forth in this Agreement.

ARTICLE IX

INDEMNIFICATION

9.1 Survival.

(a) Except as set forth in Section 9.1(b), all representations and warranties, covenants and agreements of the Company contained in this Agreement or in any certificate furnished to Parent pursuant to Sections 7.2(a), 7.2(b) and 7.2(c), shall survive for a period of one year from the Closing Date.

(b) The representations and warranties of the Company contained in Section 3.9 (Taxes) shall survive for a period of three years from the Closing Date.

(c) The period for which a representation or warranty, covenant or agreement survives the Closing is referred to herein as the “Applicable Survival Period.” In the event a Notice of Claim for indemnification under Section 9.2 is given within the Applicable Survival Period, the representation or warranty, covenant or agreement that is the subject of such indemnification claim (whether or not formal legal action shall have been commenced based upon such claim) shall survive with respect to such claim until such claim is finally resolved.

9.2 Indemnification by the Principal Company Stockholders.

(a) Subject to the provisions of this Article IX, the Principal Company Stockholders (collectively, the “Stockholder Indemnitors”) shall, severally (as to each dollar of Loss) and not jointly, in accordance with their respective percentages set forth on Schedule 9.2 (each, a “Percentage Interest”), indemnify Parent and its Affiliates (including the Company and its Subsidiaries) and their respective stockholders, members, managers, officers, directors, employees, successors and assigns (collectively, the “Parent Indemnitees”) against, and shall hold them harmless from, any and all losses, damages, claims (including third party claims), charges, interest, penalties, taxes, costs and expenses (including reasonable and out-of-pocket legal, consultant, accounting and other professional fees, costs of sampling, testing, investigation, removal, treatment and remediation of Releases and fees and costs incurred in enforcing rights under this Section 9.2) (collectively, “Losses”) resulting from, arising out of, or incurred by any Parent Indemnitee in connection with, or otherwise with respect to:

(i) the failure of any representation and warranty or other statement by the Company contained in this Agreement to be true and correct in all respects as of the date of this Agreement and as of the Closing Date; and

(ii) any breach of any covenant or agreement of the Company contained in this Agreement or in any certificate furnished to Parent pursuant to Sections 7.2(a), 7.2(b) and 7.2(c); and

; provided that, for purposes of this Section 9.2, (x) the representations and warranties in Article III (other than the first and second sentences of Section 3.9(b)(i), the first and second sentences of Section 3.9(b)(iii), the first and fourth sentences of Section 3.9(b)(iv), the first sentence of Section 3.9(b)(v), the first sentence of Section 3.10(b), the first sentence of Section 3.11(b), 3.16(a) and the last sentence of Section 3.18(a)) shall be deemed to have been made without any qualifications as to materiality and, accordingly, all references therein to “material,” “in all material respects”, “Company Material

Adverse Effect” and similar qualifications as to materiality (including all of clause (y) of the second sentence of Section 3.9(b)(iv) and all of clause (y) of the fourth sentence of Section 3.9(b)(iv)) shall be deemed to be deleted therefrom (except where any such provision requires disclosure of lists of items of a material nature or above a specified threshold) and, with respect to the representations and warranties set forth in Section 3.9 (other than those excluded in the third preceding parenthetical), references to $0 will be substituted for the references to $250,000 in the definition of “Material Amount of Taxes”, $250,000 in the definition of “Material Amount of Income” and $250,000 in the definition of “Material Amount of Deductions,” (y) the representations and warranties in the third sentence of Section 3.9(b)(iv) hereof shall be deemed to have been made without any qualifications as to “Knowledge” and (z) the representations set forth in the last sentence of Section 3.9(b)(v), in Section 3.9(b)(viii), in Section 3.9(b)(xii) and in Section 3.9(b)(xv), each as modified by clause (x) above, shall not be deemed to have been breached until such breaches have, in the aggregate (taking into account all breaches as though such representations were a single combined representation), resulted in Tax liability for taxable periods the Tax Returns for which are due after the Closing Date or other costs, expenses or damages in excess of $250,000. Carryforwards of deductions or credits of the Company and its Subsidiaries for taxable periods the Tax Returns for which were due on or before the Closing Date and which are available to offset any additional Tax liability referred to in clause (z) of the preceding sentence or the related income giving rise to such Tax liability shall be taken into account in determining the Tax liability referred to in clause (z) of the preceding sentence (and for purposes of determining the related Loss), but other credits and deductions available to the Company and its Subsidiaries shall not be so taken into account. Carryforwards of deductions or credits of the Company and its Subsidiaries for taxable periods the Tax Returns for which were due on or before the Closing Date and which are available to offset any additional Tax liability for a taxable period the Tax Return for which is due after the Closing Date arising as a result of a breach of the representations and warranties in Section 3.9(b)(xvi) hereof or the related income giving rise to such Tax liability shall be taken into account in determining the amount of such additional Tax liability (and for purposes of determining the related Loss), but other credits and deductions available to the Company and its Subsidiaries shall not be so taken into account.

(b) Except as described in the last sentence of this Section 9.2(b), the Stockholder Indemnitors shall not be liable for any Loss or Losses pursuant to Section 9.2(a) (“Warranty Losses”) unless and until the aggregate amount of all Warranty Losses incurred by the Parent Indemnitees exceeds $1,000,000 (the “Deductible”) and only with respect to such amounts of Warranty Losses in excess of the Deductible. Subject to the following three sentences, in no event shall the aggregate indemnification to be paid by the Stockholder Indemnitors for any claims pursuant to Section 9.2(a) exceed $10,000,000 (the “Initial Cap”). During the period from the Closing Date until the first anniversary of the Closing Date, (i) the Stockholder Indemnitors shall, severally (as to each dollar of Loss) in accordance with their respective Percentage Interests and not jointly, indemnify the Parent Indemnitees for any Loss based on any breach of the representations and warranties set forth in Section 3.9 (as determined by taking into account the proviso in Section 9.2(a)) (a “Tax Loss”) up to an aggregate amount of

$10,000,000 (the “Initial Tax Cap”) and (ii) any Tax Loss shall first be applied against the Initial Tax Cap and then, to the extent the Tax Losses exceed the Initial Tax Cap, against the Initial Cap, if any. During the period from the first anniversary of the Closing Date until the second anniversary of the Closing Date, the Stockholder Indemnitors shall, severally (as to each dollar of Loss) in accordance with their respective Percentage Interests and not jointly, indemnify the Parent Indemnitees for any Tax Loss up to an aggregate amount of $15,000,000 less any and all Losses (including Tax Losses) applied against the Initial Cap or the Initial Tax Cap (the “Second Tax Cap”). During the period from the second anniversary of the Closing Date until the third anniversary of the Closing Date, the Stockholder Indemnitors shall, severally (as to each dollar of Loss) in accordance with their respective Percentage Interests and not jointly, indemnify the Parent Indemnitees for any Tax Loss up to an aggregate amount of $7,500,000 less any and all Losses (including Tax Losses) applied against the Initial Cap, the Initial Tax Cap or the Second Tax Cap (the “Third Tax Cap”). Tax Losses resulting from breaches of the representations set forth in the last sentence of Section 3.9(b)(v), in Section 3.9(b)(viii), in Section 3.9(b)(xii) and in Section 3.9(b)(xv) (as determining in each case taking into account the proviso in Section 9.2(a)) shall be subject to indemnification by the Stockholder Indemnitors without regard to the Deductible.

(c) Each of the Executing Stockholders and the Non-Executing Stockholders shall, severally (as to each dollar of Loss) in accordance with its Pro Rata Interest and not jointly, indemnify and reimburse the Principal Company Stockholders for any and all Losses required to be paid by the Stockholder Indemnitors to the Parent Indemnitees pursuant to the terms of, or as contemplated by, this Agreement or any other amounts required to be paid by the Principal Company Stockholders pursuant to Section 2.1(a) or 10.2, and the Stockholder Representative shall use the Escrow Funds to reimburse the Principal Company Stockholders for any such Losses or amounts. “Pro Rata Interest” means, with respect to a beneficial holder of Company Common Stock, the percentage computed by dividing the number of shares of Company Common Stock beneficially owned by such Company Stockholder immediately prior to the Effective Time by the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

(d) Except as otherwise required by applicable Law, the parties shall treat any indemnification payment made hereunder as an adjustment to the purchase price.

9.3 Indemnification by Parent. Parent (the “Parent Indemnitor” and, together with the Stockholder Indemnitors, the “Indemnitor(s)”) hereby agrees to indemnify and hold the Principal Company Stockholders and their respective directors, officers, employees, successors and assigns (collectively, the “Stockholder Indemnitees” and, together with the Parent Indemnitees, each an “Indemnitee” or, colletively, the “Indemnitees”) against, and shall hold them harmless from, any and all Losses resulting from, arising out of, or incurred by any Stockholder Indemnitee in connection with, or otherwise with respect to:

(i) the failure of any representation and warranty or other statement by Parent or Merger Sub contained in this Agreement to be true and correct in all respects as of the date of this Agreement and as of the Closing Date;

(ii) any breach of any covenant or agreement of the Company contained in this Agreement or any certificate furnished to the Company pursuant to Section 7.3(a)

; provided that, for purposes of this Section 9.3, the representations and warranties in Article IV shall be deemed to have been made without any qualifications as to materiality and, accordingly, all references therein to “material,” “in all material respects”, “Parent Material Adverse Effect” and similar qualifications as to materiality shall be deemed to be deleted therefrom.

9.4 Third Party Claims.

(a) Except with respect to claims, Actions or audits relating to Taxes, which are addressed in Section 9.4(b), in the event that an Indemnitee receives notice of the assertion of any claim or the commencement of any Action by a third party in respect of which indemnity may be sought under the provisions of this Article IX (“Third Party Claim”), the Indemnitee shall promptly notify the Indemnitor(s) in writing of such Third Party Claim (“Notice of Claim”). The Notice of Claim shall set forth: (i) that an Indemnitee has incurred Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement and reference to the provisions of this Agreement in respect of which such Loss shall have occurred; (ii) the amount of such Losses, if known, or, if not known, an estimate of the foreseeable maximum amount of such Losses (which estimate shall not be conclusive of the final amount of such Losses); and (iii) a description of the basis for such Third Party Claim. Failure or delay in notifying the Indemnitor(s) shall not relieve the Indemnitor(s) of any liability they may have to the Indemnitee, except and only to the extent that such failure or delay causes actual harm to the Indemnitor(s) with respect to such Third Party Claim.

(b) Subject to the further provisions of this Section 9.4, the Indemnitor(s) will have 10 Business Days (or less if the nature of the Third Party Claim so requires) from the date on which the Indemnitor(s) received the Notice of Claim to notify the Indemnitee that the Indemnitor(s) will assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice and at its sole cost and expense (a “Third Party Defense”). Should the Indemnitor so elect to assume the defense of a Third Party Claim, the Indemnitor shall not be liable to the Indemnitee for legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof (except as hereinafter provided). Any Indemnitee shall have the right to employ separate counsel in any such Action and to participate (but not control) in the defense thereof at its sole cost and expense, but the fees and expenses of such counsel shall not be at the expense of the Indemnitor(s) unless the Indemnitor(s) shall have failed, within the time after having been notified by the Indemnitee of the existence of the Third Party Claim as provided in the first sentence of this paragraph (b), to assume the defense of such Third Party Claim.

In the event that a Parent Indemnitee receives notice of the assertion of any claim or the commencement of any Action or audit by any Taxing Authority relating to Tax Returns due prior to the Closing Date and which claim, Action or audit may give rise to liability for which indemnity may be sought under the provisions of this Article IX, the Company shall promptly notify the Stockholder Indemnitors in writing of such claim, Action or audit. Failure or delay in notifying the Stockholder Indemnitors will not relieve the Stockholder Indemnitors of any liability they may have to the Parent Indemnitees, except and only to the extent that such failure or delay causes actual harm to the Stockholder Indemnitors with respect to such claim, Action or audit. Subject to the further provisions of this Section 9.4, the Stockholder Indemnitors will have 10 Business Days from the date on which the Stockholder Indemnitors receive the notice of such claim, Action or audit to notify the Company that the Stockholder Indemnitors shall assume the defense or prosecution of such claim, Action or audit and any litigation resulting therefrom with counsel of its choice and at its sole cost and expense (a “Stockholder Tax Defense”). Should the Stockholder Indemnitors so elect to assume the defense of such a claim, Action or audit, the Stockholder Indemnitors shall not be liable to the Company or any of its Subsidiaries for legal expenses subsequently incurred by the Company or any of its Subsidiaries in connection with the defense thereof (except as hereinafter provided). The Parent Indemnitees shall have the right to employ separate counsel in connection with any such claim, Action or audit and to participate in (but not control) the defense thereof at its sole cost and expense, but the fees and expenses of such counsel shall not be at the expense of the Stockholder Indemnitors unless the Stockholder Indemnitors shall have failed, within the time after having been notified by a Parent Indemnitee of the existence of such claim, Action or audit as provided in the third sentence of this paragraph, to assume the defense of such claim, Action or audit. The Company and its Subsidiaries may at any time assume the exclusive control over any Stockholder Tax Defense upon providing the Stockholder Indemnitors with written notice of such assumption. Where the Company or its Subsidiaries assumes the exclusive control over a Stockholder Tax Defense pursuant to the preceding sentence, the Stockholder Indemnitors shall have no liability to indemnify under the provisions of this Article IX for any Tax Loss resulting from such claim, Action or audit.

Notwithstanding any other provision of this Article IX, the Company and its Subsidiaries shall have the right to control the defense or prosecution of any claim, Action or audit by any Taxing Authority, where such claim, Action or audit is not described in the preceding paragraph. In the event that a Parent Indemnitee receives notice of the assertion of any claim or the commencement of any such Action or audit by any Taxing Authority, which claim, Action or audit may give rise to liability for which indemnity may be sought under the provisions of this Article DC, a Parent Indemnitee shall promptly notify the Stockholder Indemnitors in writing of such claim, Action or audit. Failure or delay in notifying the Stockholder Indemnitors will not relieve the Stockholder Indemnitors of any liability they may have to a Parent Indemnitee, except and only to the extent that such failure or delay causes actual harm to the Stockholder Indemnitors with respect to such claim, Action or audit. Stockholder Indemnitors shall have the right to employ separate counsel in connection with such claim, Action or audit and to participate in (but not control) the defense thereof at its sole cost and expense.

Where the Stockholder Indemnitors control the defense of a claim, Action or audit relating to Taxes (a “Tax Proceeding”) under the second preceding paragraph, the Stockholder Indemnitors agree that all claims against a Parent Indemnitee involved in such Tax Proceeding will be defended reasonably actively and diligently and that (i) the Stockholder Indemnitors will not consent to the entry of any judgement or enter into any settlement with respect to any matter involved in such Tax Proceeding without the written consent of the Company (not to be unreasonably withheld or delayed), (ii) no Parent Indemnitee shall be required to execute a power of attorney in connection with such Tax Proceeding (other than those powers of attorney reasonably required to permit the Stockholder Indemnitors and their representatives to participate in meetings with the IRS) and (iii) no Parent Indemnitee will be required, in connection with such Tax Proceeding, to sign any document or make any filing reflecting, or otherwise to take, a position that the Company reasonably determines lacks a reasonable basis. Where the Company or any of its Subsidiaries controls a Tax Proceeding which may give rise to liability for which indemnity may be sought under this Article IX, the Company agrees that the matters which may give rise to liability for which an indemnity may be sought under this Article IX shall be defended reasonably actively and diligently and the Company and its Subsidiaries will not consent to the entry of any judgement or enter into any settlement with respect to any matter involved in such a Tax Proceeding which may give rise to such an indemnity obligation without the written consent of the Stockholder Indemnitees (which consent may not be unreasonably withheld or delayed). Notwithstanding the foregoing, the Company and its Subsidiaries shall have the right to settle any matter involved in such a Tax Proceeding which may give rise to an indemnity obligation on the part of the Stockholder Indemnitors; provided that, in such event, the Parent Indemnitees shall waive any right to indemnity therefor by the Stockholder Indemnitors for such matter unless the Stockholder Indemnitors shall have consented to such settlement (such consent not to be unreasonably withheld or delayed). The parties hereto agree to cooperate with each other in connection with the defense, negotiation or settlement of any Tax Proceeding.

(c) The Indemnitor(s) will not be entitled to assume the Third Party Defense or, where the Indemnitor(s) are Stockholder Indemnitors, Stockholder Tax Defense, if:

(i) a Third Party Claim or a claim involved in a Stockholder Tax Defense seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages);

(ii) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; or

(iii) upon petition by the Indemnitee, the appropriate court rules that the Indemnitor(s) failed or is failing to vigorously prosecute or defend such Third Party Claim or a claim involved in a Stockholder Tax Defense.

(d) Except with respect to Tax Proceedings, which are addressed in Section 9.4(b), the Indemnitor(s) will not consent to the entry of any judgment or enter into any settlement except with the written consent of the Indemnitee (such consent not to be unreasonably withheld or delayed); provided, however, the consent of the Indemnitee shall not be required if all of the following conditions are met: (i) the terms of the judgment or proposed settlement include as an unconditional term thereof the giving to the Indemnitee by the third party of a release of the Indemnitee from all liability in respect of such Third Party Claim; (ii) there is no finding or admission of (A) any violation of Law by the Indemnitee (or any Affiliate thereof) or (B) any violation of the rights of any Person; (iii) the judgment or proposed settlement has no effect on any other Action or claims of a similar nature that may be made against the Indemnitee (or any Affiliate thereof); and (iv) the sole form of relief is monetary damages which are paid in full by the Indemnitor(s). The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any Third Party Claim or Stockholder Tax Defense. Notwithstanding the foregoing, the Indemnitee shall have the right to pay or settle any Third Party Claim, provided that in such event, it shall waive any right to indemnity therefor by the Indemnitor(s) for such claim unless the Indemnitor(s) shall have consented to such payment or settlement (such consent not to be unreasonably withheld or delayed).

(e) In the event that (i) an Indemnitee gives Notice of Claim to the Indemnitor(s) and the Indemnitor(s) fails or elects not to assume a Third Party Defense which the Indemnitor(s) had the right to assume under this Section 9.4 or (ii) the Indemnitor(s) is not entitled to assume the Third Party Defense pursuant to this Section 9.4, the Indemnitee shall have the right, with counsel of its choice, to defend, conduct and control the Third Party Defense, at the sole cost and expense of the Indemnitor(s). In each case, the Indemnitee shall conduct the Third Party Defense actively and diligently. The Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim on such terms as it may deem appropriate if the Indemnitor(s) shall have consented to such entry or judgment or settlement (such consent not to be unreasonably withheld or delayed). If the Indemnitor(s) does not elect to assume a Third Party Defense which it has the right to assume hereunder, the Indemnitee shall have no obligation to do so.

9.5 Non-Third Party Claims. The Indemnitee will send a Notice of Claim to the Indemnitor(s) promptly following discovery by any Indemnitee of any matter that gives rise to a claim of indemnity pursuant hereto and that does not involve a Third Party Claim being asserted against it or a claim, Action or audit relating to Taxes as described in Section 9.4(b). Failure or delay in notifying the Indemnitor(s) will not relieve the Indemnitor(s) of any liability it may have to the Indemnitee, except and only to the extent that such failure or delay causes actual harm to the Indemnitor(s) with respect to such claim.

9.6 Effect of Investigation; Waiver.

(a) An Indemnitee’s right to indemnification or other remedies based upon the representations and warranties and covenants and agreements of the other parties will not be affected by any investigation, knowledge or waiver of any condition by the Indemnitee. Such representations and warranties and covenants and agreements shall not be affected or deemed waived by reason of the fact that the Indemnitee knew or should have known that any representation or warranty might be inaccurate or that the other parties failed to comply with any agreement or covenant. Any investigation by such party shall be for its own protection only and shall not affect or impair any right or remedy hereunder.

(b) The waiver by any Indemnitee of any condition based on the accuracy of any representation or warranty, or compliance with any covenant or agreement, will not affect any right to indemnification or other remedy based on such representations and warranties and covenants and agreements unless otherwise expressly agreed in writing by the Indemnitee.

9.7 Losses Net of Collateral Sources. The amount of any Losses for which indemnification is provided under this Article IX shall be net of any amounts actually recovered or recoverable by the Indemnitee under insurance policies or from third parties in respect of such Losses (collectively, the “Collateral Sources”). Indemnification under this Article IX shall not be available unless the Indemnitee uses all commercially reasonable efforts to seek recovery from all Collateral Sources; provided, however, that the Stockholder Indemnitors hereby agree that they will pay all expenses of any Parent Indemnitee in connection with such Parent Indemnitee’s use of commercially reasonable efforts to seek recovery from any Collateral Source in respect of such Losses (other than expenses associated from pursuing any amounts under the Company and or Subsidiaries’ insurance policies); provided, further, that, the Parent Indemnitees shall use commercially reasonable efforts to defer payment for any such losses but if such Parent Indemnitee shall be required to make payment with respect to such Losses prior to receipt of recovery from any Collateral Source, the Stockholder Indemnitors shall make such payment with respect to such Losses and the Parent Indemnitee shall promptly reimburse the Stockholder Indemnitors upon receipt of recovery from such Collateral Source. If the amount to be netted hereunder from any payment required under Section 9.2 or 9.3 is determined after payment by the Indemnitor of any amount otherwise required to be paid to an Indemnitee pursuant to this Article IX, the Indemnitee shall repay to the Indemnitor, promptly after such determination, any amount that the Indemnitor would not have had to pay pursuant to this Article IX had such determination been made at the time of such payment.

9.8 No Special or Punitive Damages. Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to any other party for any damages other than actual damages sustained, it being understood that no party shall be entitled to recover special or punitive damages.

9.9 Exclusive Remedy. The indemnification provided for in this Article IX shall be the sole and exclusive right and remedy with respect to any claim or cause of action based upon, relating to or arising out of this Agreement or otherwise in respect of the transactions contemplated hereby, whether such claim or cause of action arises out of any contract, tort or otherwise and no such claim or cause of action shall be enforceable unless made in accordance with the procedures, and within the time periods, set forth in this Article IX. Notwithstanding the foregoing sentence, either party shall be entitled to any additional remedies that may be available under law or equity for a breach of a representation or warranty to the extent such party can demonstrate fraud before an arbitration panel appointed pursuant to Section 10.7.

ARTICLE X

MISCELLANEOUS

10.1 Guaranty. From the date hereof until the Closing Date, Guarantor unconditionally guarantees the fulfillment of the covenants, agreements and obligations of Parent and Merger Sub and their respective successors and assigns arising under this Agreement and shall be primarily responsible for all such covenants, agreements and obligations of Parent and Merger Sub and their respective and successors and assigns to the extent Parent or Merger Sub or their respective successors or assigns fails to perform the same.

10.2 Stockholder Representative.

(a) From and after the Closing Date, Parent shall be entitled to deal exclusively with the Stockholder Representative in respect of all notices, disputes and other matters under Article IX, and the Stockholder Representative shall provide copies of any such notices to one Person designated in writing by each Principal Company Stockholder. Parent shall be entitled to rely upon, and shall be fully protected in relying upon, any statements or actions taken by the Stockholder Representative made on behalf of the Company Stockholders hereunder.

(b) The Stockholder Representative shall have no liability to the Company Stockholders, Parent or the Surviving Corporation for any actions taken by it in its capacity as Stockholder Representative hereunder.

(c) In the event that the Company Stockholder Approval is received, effective upon such approval and without any further action by the Company Stockholders, the Company and the Company Stockholders hereby appoint the Stockholder Representative to act as the Company Stockholders’ representative and attorney-in-fact for the purposes and with the powers and exclusive authority hereinafter set forth in this Section 10.2, which shall, subject to Section 9.4, include the sole and exclusive power and authority, and the Stockholder Representative shall provide copies of any such notices to one Person designated in writing by each Principal Company Stockholder:

(i) To execute and deliver in the name, and on behalf, of each Company Stockholder any and all agreements, documents, certificates or other instruments permitted or required to be delivered by the Stockholder Representative or the Company Stockholders pursuant hereto as the Stockholder Representative, in its sole and reasonable discretion, may deem necessary or desirable;

(ii) To collect and receive, directly or through an escrow agent appointed by the Stockholder Representative, all amounts that may be distributed to the Company Stockholders pursuant hereto and to disburse and pay (directly or though such escrow agent) the same, net of any applicable withholding Taxes, to the Company Stockholders in accordance herewith and in this respect the Stockholder Representative shall be entitled to collect the full amount of any payment due to the Company Stockholders hereunder, if any;

(iii) To enforce and protect the rights and interests of the Company Stockholders, in the name, and on behalf, of the Company Stockholders, arising out of or under or in any manner relating to any and all claims for indemnification brought by any indemnified party under Article IX and, in connection therewith, to (i) assert any claim or institute any action, proceeding or investigation in the name of the Stockholder Representative or, if the Stockholder Representative so elects, in the names of one or more of the Company Stockholders; (ii) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by the Surviving Corporation, Parent or any other Person or by any Governmental Entity against (A) the Stockholder Representative and/or (B) any of the Company Stockholders and receive process on behalf of any or all Company Stockholders in any such claim, action, proceeding or investigation and compromise or settle such claim, action, proceeding or investigation on such terms as the Stockholder Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (iii) file any proofs of debt, claims and petitions as the Stockholder Representative may deem advisable or necessary; (iv) settle or compromise any claims asserted hereunder; and (v) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation in the name of the Stockholder Representative or, if the Stockholder Representative so elects, in the names of one or more of the Company Stockholders;

(iv) To enforce payment of amounts due to the Principal Company Stockholders hereunder (including any amounts payable by the Executing Stockholders and the Non-Executing Stockholders pursuant to the terms hereof), in each case on behalf of the Principal Company Stockholders and each of them, in the name of the Stockholder Representative or, if the Stockholder Representative so elects, in the names of one or more of the Principal Company Stockholders;

(v) To cause to be paid the full amount of any Losses arising out of the indemnification provisions set forth in Article IX, or any amounts payable by the Principal Company Stockholders to a Parent Indemnitee in respect of any compromise or settlement of any claim for indemnification under Section 9.2 agreed to by the Stockholder Representative in its sole discretion or any amounts payable by the Executing Stockholders and the Non-Executing Stockholders pursuant to the terms hereof (including withdrawing Escrow Funds from escrow to pay for such amounts);

(vi) To refrain from enforcing any right of the Principal Company Stockholders or any of them and/or of the Stockholder Representative arising out of or under or in any manner relating to Article IX or any other agreement, instrument or document in connection with the foregoing, it being understood that the Stockholder Representative shall not have any liability for refraining from enforcing any such right other than in the case of gross negligence or willful misconduct; provided, however, that no such failure to act on the part of the Stockholder Representative shall not be deemed a waiver of any such right or interest by the Stockholder Representative unless such waiver is in a writing signed by the Stockholder Representative; and

(vii) To make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, share powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Stockholder Representative, in its sole, absolute and reasonable discretion, may consider necessary or proper or convenient in connection with or to carry out clauses (i) through (vi).

(d) The grant of authority provided for in this Section 10.2: (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Company Stockholder; (ii) may be exercised by the Stockholder Representative either by signing separately as representative of each of the Company Stockholders or, after listing all of the Company Stockholders executing an instrument, by the signature of the Stockholder Representative acting in such capacity for all of them; (iii) shall survive the delivery of an assignment by a Company Stockholder of the whole or any fraction of its interest hereunder; and (iv) shall terminate upon the termination of the indemnification obligations of the Stockholder Indemnitors pursuant to Article IX.

(e) In connection with the performance of its rights and obligations hereunder, the Stockholder Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the Company Stockholders based upon their Pro Rata Interests, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the Stockholder Representative may deem necessary or desirable from time to time.

(f) The Stockholder Representative shall be entitled to withhold and retain from the funds otherwise distributable to the Company Stockholders or from the Escrow Funds such amount or amounts as shall be sufficient to pay all expenses which are required to be paid or borne by the Company Stockholders pursuant hereto or incurred by the Stockholder Representative in connection with the Stockholder Representative’s performance of his obligations under this Section 10.2.

(g) The Stockholder Representative shall not be entitled to any fee, commission or other compensation for the performance of his services hereunder, but shall be entitled to the payment of all costs, fees and expenses incurred by it pursuant to Sections 10.2(f) hereof.

(h) In dealing with this Agreement and any instruments, agreements or documents relating hereto, and in exercising or failing to exercise all or any of the powers conferred upon the Stockholder Representative hereunder, (i) the Stockholder Representative assumes and shall incur no responsibility whatsoever (whether to any Company Stockholder, the Surviving Corporation, Parent or any other Person) by reason of any error in judgment or other act or omission performed or omitted in connection herewith or any such other agreement, instrument or document, except responsibility for any act or failure to act which represents willful misconduct or gross negligence, and (ii) the Stockholder Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Stockholder Representative pursuant to such advice shall in no event subject the Stockholder Representative to liability to any Company Stockholder, the Surviving Corporation, Parent or any other Person.

(i) Each Company Stockholder shall severally, based on the Pro Rata Interest of such Company Stockholder (and not jointly), hold harmless and indemnify the Stockholder Representative against all damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment(s) against the Stockholder Representative, of any nature whatsoever, arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Stockholder Representative hereunder or otherwise, except to the extent arising out of the willful misconduct or gross negligence of the Stockholder Representative.

(j) In the event the original Stockholder Representative shall be unable or unavailable to perform his duties hereunder, the Stockholder Representative shall appoint a successor Stockholder Representative that shall have all of the authority and responsibilities conferred upon or delegated to the Stockholder Representative pursuant to this Agreement, and each Company Stockholder hereby agrees to the appointment of such successor Stockholder Representative. In the event the Stockholder Representative becomes unwilling to continue in his capacity hereunder, the Stockholder Representative may resign at any time and be discharged from its duties or obligations hereunder by giving a written resignation to the Principal Company Stockholders, specifying the date that such resignation shall take effect; provided, however, that the Stockholder Representative will give not less than ten (10) days’ prior written notice of such resignation and that no such resignation shall become effective until the Stockholder Representative appoints his successor Stockholder Representative and acceptance of such appointment by such successor Stockholder Representative. If the Stockholder Representative is unwilling or unable to appoint a successor, the Principal Company Stockholders shall appoint a successor Stockholder Representative. The successor Stockholder Representative shall notify Parent in writing of its appointment as the successor Stockholder Representative hereunder.

(k) Notwithstanding anything contained in this Agreement, no Person or Persons other than the Stockholder Representative (and his successors) shall be entitled to exercise any of the rights or powers of the Stockholder Representative hereunder.

10.3 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier; (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next Business Day; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to Parent, Merger Sub or Guarantor, to:

Envirosource Holdings LLC

c/o Wellspring Capital Partners III, L.P.

Lever House

390 Park Avenue

New York, New York 10022-4608

Attn: William F. Dawson, Jr.

Facsimile: (212) 318-9810

With a required copy to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178

Attn: David W. Pollak, Esq.

Facsimile: (212) 309-6001

If to the Company, to:

Envirosource, Inc.

1155 Business Center Drive

Horsham, Pennsylvania 19044-3454

Attn: President and Chief Executive Officer

Facsimile: (215) 956-5589

With a required copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attn: Ted S. Waksman, Esq.

          Raymond O. Gietz, Esq.

Facsimile: (212) 310-8007

If to the Stockholder Representative, to:

GSC Recovery, Inc.

500 Campus Drive

Suite 220

Florham Park, New Jersey 07932

Attn: Robert A. Hamwee

Facsimile: (973) 437-1037

With a required copy to:

Strook & Strook & Lavan LLP

180 Maiden Lane

New York, New York 10038-4982

Attn: Richard M. Sharfman

Facsimile: (212) 806-6006

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

10.4 Amendments and Waivers.

(a) At any time prior to the Effective Time, this Agreement may be amended by written consent of the parties hereto; provided, however, that there shall be made no amendment that by Law requires further approval by the Company Stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(b) At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso to the first sentence of clause (a), waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(c) No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(d) To the maximum extent permitted by Law, (i) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (ii) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.

10.5 Successors and Assigns. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, heirs, personal representatives, successors and assigns.

10.6 Governing Law. This Agreement and the Schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of New York, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

10.7 Arbitration. Any controversy, dispute or claim arising under or in connection with this Agreement (including the existence, validity, interpretation or breach hereof and any claim based on contract, tort or statute) shall be resolved by binding arbitration before the American Arbitration Association (the “AAA”), to be held in New York, New York, pursuant to the Federal Arbitration Act and in accordance with the most recent commercial arbitration rules of the AAA. Three independent, neutral arbitrators shall be selected by the parties pursuant to the AAA rules. Each party shall bear its own expenses incurred in connection with arbitration and the fees and expenses of the arbitrators shall be shared equally by the parties involved in the dispute and advanced by them from time to time as required. It is the mutual intention and desire of the parties that the tribunal of three arbitrators be constituted as expeditiously as possible following the submission of the dispute to arbitration. Once such tribunal is constituted and except as may otherwise be agreed in writing by the parties involved in such dispute or as ordered by the arbitrators upon substantial justification shown, the hearing for the dispute will be held within sixty (60) days of submission of the dispute to arbitration. Within 15 days of a demand for arbitration, each party will be entitled to access to, and production of, all relevant documents. Each party shall be entitled to depose under oath persons with relevant knowledge and to make both a written and oral presentation at the arbitration hearing. The arbitrators shall render their final award within sixty (60) days, subject to extension by the arbitrators upon substantial justification shown of extraordinary circumstances, following conclusion of the hearing and any required post-hearing briefing or other proceedings ordered by the arbitrators. Any discovery in connection with arbitration hereunder shall be limited to information directly relevant to he controversy or claim in arbitration. The arbitrators will state the factual and legal basis for the award. The decision of the arbitrators in any such proceeding will be final and binding and not subject to judicial review and final judgment may be entered upon such an award in any court of competent jurisdiction, but entry of such judgment will not be required to make such award effective. Any action for injunctive relief or to modify, confirm or enforce an arbitration award will be brought in any federal or state court of competent jurisdiction located within New York City, New York, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within New York City, New York over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such action brought in such court or any defense of inconvenient forum for the maintenance of such action. Each of the parties hereto agrees that a judgment in any such action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

10.8 Counterparts. This Agreement may be executed in any number of counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. The parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile signatures with original copies to follow by mail or courier service.

10.9 Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, except, in the case of Section 6.7, the officers and directors of the Company and its Subsidiaries prior to the Effective Time and, in the case of Section 2.6, the participants of the SARs Plan immediately prior to the Effective Time.

10.10 Entire Agreement. This Agreement, the letter agreement among the parties hereto dated as of the date hereof and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto set forth the entire understanding of the parties hereto with respect to the Merger. All Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, other than the Confidentiality Agreement which shall continue in full force and effect in accordance with its terms.

10.11 Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

10.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

10.13 Specific Performance. Parent and the Company each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

10.14 Transfer Taxes. Subject to Section 2.2(c), all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with transactions contemplated by this Agreement (including any real property transfer Tax and any similar Tax) (“Transfer Taxes”) shall be the liability of the Surviving Corporation. The party or parties having responsibility therefor under applicable Law shall prepare and file all necessary Transfer Tax Returns and other documentation, with the costs of such preparation and filing to be borne by the Surviving Corporation.

ARTICLE XI

DEFINITIONS

11.1 Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 11.1, or in the applicable Section of this Agreement to which reference is made in this Section 11.1.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Article IX Claim” means a claim by a Parent Indemnified Party or Stockholder Indemnified Party with respect to the indemnification provisions contained in Article IX.

“Authorization” means any authorization, approval, consent, license or, permit of or from any Governmental Entity.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York City are authorized or required by applicable Law to close.

“Contract” means any written agreement, contract, license, lease, commitment, arrangement or other agreement other than any purchase orders that do not provide for the rendering of any services in the future.

“Company Material Adverse Effect” means any event, change, occurrence, circumstance or development which, individually or in the aggregate, has had or would be reasonably expected to have a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that “Company Material Adverse Effect” shall not include any effect arising out of or attributable to (i) changes that generally affect companies in the industry in which the Company and its Subsidiaries operate (including legal and regulatory changes), (ii) general economic changes affecting the United States or foreign securities markets generally, (iii) any changes resulting from hostilities, sabotage, military conflicts or acts of foreign or domestic terrorism or any escalation or material worsening of any such hostilities, sabotage, military conflicts, or foreign or domestic terrorism existing or underway as of the date hereof which does not directly relate to the assets or business of the Company, any Subsidiary or any of their respective customers or suppliers, and (iv) the effect of any action taken by Parent or Merger Subsidiary or any of their Affiliates with respect to the transactions contemplated hereby with respect to the Company.

“Governmental Entity” means any government or governmental body thereof, or political subdivision thereof, whether federal, state, local or foreign or any agency, instrumentality or authority thereof.

“Indebtedness” means any of the following: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current Liabilities arising in the ordinary course of business, (d) any obligations as lessee under capitalized leases, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, and (g) any guaranty of any of the foregoing.

“Knowledge of the Company” or any similar phrase means the actual knowledge, as of the date hereof, of those Persons identified on Schedule 11.1.

“Law” means any statute, law, ordinance, code, rule or regulation of any Governmental Entity.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision entered, issued or rendered by any Governmental Entity.

“Parent Material Adverse Effect” means any event, change, occurrence, circumstance or development which, individually or together with one or more thereof,

would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, prospects, assets or results of operations of Parent or Merger Subsidiary or on Parent’s or Merger Subsidiary’s ability to consummate the transactions contemplated by this Agreement.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any other entity.

“Subsidiary” or “Subsidiaries” means, with respect to any party, any Person, of which (i) such party or any Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such Person is directly or indirectly owned or controlled by such party and/or by any one or more of its Subsidiaries.

“$” means United States dollars.

11.2 Other Defined Terms. The following terms have the meanings assigned to such terms in the Sections of the Agreement set forth below:

AAA	10.7
Action	3.18(a)
Agent	5.7
Agreement	Preamble
Applicable Survival Period	9.l(c)
Appreciation Value	2.1(a)
Audited Financial Statements	3.6(a)
Balance Sheet	3.6(b)
Balance Sheet Date	3.6(b)
CERCLA	3.21(a)(iv)
Certificates	2.2(b)
Certificate of Merger	1.2
CFO Certificate	2.6(a)
Claim	6.7(c)
Closing	1.2
Closing Date	1.2
Code	2.3
Collateral Sources	9.7

Company	Preamble

Company Benefit Plan	3.19(a)

Company Common Stock	2.1(a)

Company Disclosure Schedule	Article III Preamble

Company Indemnitees	6.7(a)

Company Shares	3.2(a)

Company Stockholder	2.1

Company Stockholder Approval	Recitals

Confidentiality Agreement	5.3

Consents	3.5(a)

Copyrights	3.15(a)(iii)

Deductible	9.2(b)

DGCL	1.1

Dissenting Shares	2.5(a)

DOJ	6.1(b)

Effective Time	1.2

Environment	3.21(a)(i)

Environmental Action	3.21(a)(ii)

Environmental Clean-Up Site	3.21(a)(iii)

Environmental Laws	3.21(a)(iv)

Environmental Liabilities	3.21(a)(v)

Environmental Permit	3.21(a)(vi)

ERISA	3.19(a)

ERISA Affiliate	3.19(a)

Escrow Funds	2.2(a)

Excluded Shares	2.1(b)

Executing Stockholder	2.2(a)

Financial Statements	3.6(a)

Financing Commitment	4.7

FIRPTA Certificate	5.9

FTC	6.1(b)

GAAP	3.6(b)

Guarantor	Preamble

Hazardous Substances	3.21(a)(vii)

HSR Act	3.5(b)

Indemnitees	9.3

Indemnitors	9.3

Initial Cap	9.2(b)

Initial Tax Cap	9.2(b)

Intellectual Property	3.15(a)

Intellectual Property Licenses	3.15(g)

Interim Balance Sheet	3.6(b)

Interim Balance Sheet Date	3.6(b)

Interim Financial Statements	3.6(a)

Leased Real Property	3.14(b)

Liabilities	3.7

Liens	3.3(a)

Losses	9.2(a)

Marks	3.15(a)(ii)

Material Amount of Deductions	3.9(a)(vi)

Material Amount of Income	3.9(a)(vi)

Material Amount of Taxes	3.9(a)(iv)

Material Contracts	3.17(b)

Material Tax Return	3.9(a)(v)

Merger	1.1

Merger Consideration	2.1(a)

Merger Sub	Preamble

Net Indebtedness	2.1(a)

Noncompetition Agreement	5.9

Non-Executing Stockholder	2.2(a)

Notice of Claim	9.4(a)

Outbound Licenses	3.15(g)

Owned Real Property	3.14(a)

Parent	Preface

Parent Disclosure Schedule	Article IV Preamble

Parent Indemnitees	9.2(a)

Parent Indemnitor	9.3

Patents	3.15(a)(i)

Paying Agent	2.2(a)

Payment Fund	2.2(a)

Payment Funds	2.2(a)

PCBs	3.21(a)(vii)

Pension Plan	3.19(b)

Percentage Interest	9.2(a)

Per Share Amount	2.1(a)

Per Share Payment Amount	2.2(b)

Permitted Liens	3.12(b)

Policies	3.23

Potential 280G Benefits	5.12

Principal Company Stockholders	Preamble

Pro Rata Interest	9.2(c)

RCRA	3.21(a)(iv)

Real Property	3.14(b)

Real Property Lease	3.14(c)

Release	3.21(a)(viii)

Representatives	5.3

Restraints	7.1(c)

SARs Fund	2.6

SARs Payment	2.1(a)

SARs Plan	2.1(a)

Second Tax Cap	9.2(b)

Secondary Payment Fund	2.2(a)

Stockholder Indemnitees	9.3

Stockholder Indemnitors	9.2(a)

Stockholder Representative	Preamble

Stockholder Tax Defense	9.4(b)

Surviving Corporation	1.1

Tax	3.9(a)(i)

Tax Loss	9.2(b)

Tax Proceeding	9.4(b)

Tax Returns	3.9(a)(ii)

Taxing Authority	3.9(a)(iii)

Third Party Claim	9.4(a)
Third Party Defense	9.4(b)
Third Party Proposal	5.7
Third Tax Cap	9.2(b)
Trade Secrets	3.15(a)(iv)
Transaction Expenses	2.1(a)
Transfer Taxes	10.14
Uncertificated Shares	2.2(b)
WARN Act	3.20(e)
Warranty Losses	9.2(b)

11.3 Interpretation.

(a) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b) The terms “hereof, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) When a reference is made in this Agreement to an Article, Section, paragraph or Schedule, such reference is to an Article, Section, paragraph or Schedule to this Agreement unless otherwise specified.

(d) The word “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified.

(e) The parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto, duly authorized as of the date first written above.

ENVIROSOURCE HOLDINGS LLC

By:	/s/ William F. Dawson
Name:	William F. Dawson, Jr.
Title:	Authorized Person

EI ACQUISITION CO.

By:	/s/ William F. Dawson
Name:	William F. Dawson, Jr.
Title:	President, Secretary, and Treasurer

ENVIROSOURCE, INC.

By:
Name:
Title:

GSC RECOVERY, INC.

By:
Name:
Title:

Shares of Common Stock beneficially owned: 433,675 shares

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto, duly authorized as of the date first written above.

ENVIROSOURCE HOLDINGS LLC

By:
Name:
Title:

EI ACQUISITION CO.

By:
Name:
Title:

ENVIROSOURCE, INC.

By:	/s/ Raymond S. Kalouche
Name:	Raymond S. Kalouche
Title:	President & CEO

GSC RECOVERY, INC.

By:
Name:
Title:

Shares of Common Stock beneficially owned: 433,675 shares

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto, duly authorized as of the date first written above.

ENVIROSOURCE HOLDINGS LLC

By:
Name:
Title:

EI ACQUISITION CO.

By:
Name:
Title:

ENVIROSOURCE, INC.

By:
Name:
Title:

GSC RECOVERY, INC.

By:	[/s/ ILLEGIBLE]
Name:	[ILLEGIBLE]
Title:

Shares of Common Stock beneficially owned: 433,675 shares

GSC RECOVERY II, L.P.

By:	GSC Recovery II GP, LP., its general partner

By:	GSC RII, LLC, its general partner

By:	GSCP (NJ) Holdings, L.P., its member

By:	GSCP (NJ), Inc., its general partner

By:	[/s/ ILLEGIBLE]
Name:	[ILLEGIBLE]
Title:

Shares of Common Stock beneficially owned: 353,427 shares

GSC RECOVERY IIA, L.P.

By:	GSC Recovery IIA GP, L.P., its general partner

By:	GSC RIIA, LLC, its general partner

By:	GSCP (NJ) Holdings, L.P., its sole member

By:	GSCP (NJ), Inc., its general partner

By:	[/s/ ILLEGIBLE]
Name:	[ILLEGIBLE]
Title:

Shares of Common Stock beneficially owned: 2,330 shares

GREENWICH STREET CAPITAL PARTNERS II, L.P,

By:	Greenwich Street Investments II, partner L.L.C., its general

By:	[/s/ ILLEGIBLE]
Name:	[ILLEGIBLE]
Title:

Shares of Common Stock beneficially owned: 400 shares

CERBERUS PARTNERS, L.P.

By:	Cerberus Associates L.L.C., its general partner

By:
Name:
Title:

Shares of Common Stock beneficially owned: 32,834 shares

CERBERUS INTERNATIONAL, LTD.

By:	Partridge Hill Overseas Management LLC, its investment manager

By:
Name:
Title:

Shares of Common Stock beneficially owned: 76,090 shares

GREENWICH STREET CAPITAL PARTNERS II, L.P.

By:	Greenwich Street Investments II, L.L.C., its general partner

By:
Name:
Title:

Shares of Common Stock beneficially owned: 400 shares

CERBERUS PARTNERS, L.P.

By:	Cerberus Associates L.L.C., its general partner

By:	[/s/ ILLEGIBLE]
Name:	[ILLEGIBLE]
Title:

Shares of Common Stock beneficially owned: 32,834 shares

CERBERUS INTERNATIONAL, LTD.

By:	Partridge Hill Overseas Management LLC, its investment manager

By:	[/s/ ILLEGIBLE]
Name:	[ILLEGIBLE]
Title:

Shares of Common Stock beneficially owned: 76,090 shares

COLUMBIA HIGH YIELD OPPORTUNITY FUND

By:	/s/ Thomas Lapointe
Name:	Thomas Lapointe
Title:	SVP

Shares of Common Stock beneficially owned: [50,004] shares

COLONIAL INTERMEDIATE HIGH INCOME FUND

By:	/s/ Thomas Lapointe
Name:	Thomas Lapointe
Title:	SVP

Shares of Common Stock beneficially owned: [8,000] shares

COLONIAL ADVISORY SERVICES CBO I LTD.

By:	/s/ David P. O’Brian
Name:	David P. O’Brian
Title:	S.V.P.

Shares of Common Stock beneficially owned: [36,200] shares

COLUMBIA LIBERTY FUND

By:	/s/ Thomas Lapointe
Name:	Thomas Lapointe
Title:	SVP

Shares of Common Stock beneficially owned: [200] shares

GSC RECOVERY, INC., as Stockholder Representative

By:	[/s/ ILLEGIBLE]
Name:	[ILLEGIBLE]
Title:

WELLSPRING CAPITAL PARTNERS III, L.P., as Guarantor

By: Wellspring Associates III LLC, its General Partner

By:
Name:
Title:

GSC RECOVERY, INC., as Stockholder Representative

By:
Name:
Title:

WELLSPRING CAPITAL PARTNERS III, L.P., as Guarantor

By: Wellspring Associates III LLC, its General Partner

By:	/s/ William F. Dawson
Name:	William F. Dawson, Jr.
Title:	Partner